Exhibit 2.1

Agreement and Plan Of Merger

Dated as of November 16, 2011

By and Between

NBT Bancorp Inc.,

NBT Bank, N.A.

And

Hampshire First Bank

Article I. Definitions		1
1.1.	Definitions.	1

Article II. The Merger		5
2.1.	The Merger.	5
2.2.	Effective Time.	6
2.3.	Effects of the Merger.	6
2.4.	Merger Consideration.	6
2.5.	Exchange Procedures.	9
2.6.	Effect of the Merger on Shares of NBT Common Stock and Hampshire Bank Common Stock.	10
2.7.	Directors of Surviving Bank After Effective Time.	10
2.8.	Articles of Association and ByLaws.	10
2.9.	Treatment of Stock Options and Warrants.	10
2.10.	Dissenters’ Rights.	11
2.11.	Alternative Structure.	11
2.12.	Absence of Control.	11

Article III. Representations and Warranties of Hampshire Bank		12
3.1.	Capitalization.	12
3.2.	Corporate Organization.	12
3.3.	Authority; No Violation.	12
3.4.	Consents and Approvals.	13
3.5.	Regulatory Filings.	13
3.6.	Agreements with Regulatory Agencies.	14
3.7.	Compliance with Applicable Laws.	14
3.8.	Legal Proceedings.	14
3.9.	Securities Registration.	14
3.10.	Financial Statements; Books and Records.	14
3.11.	Tax Matters.	15
3.12.	Undisclosed Liabilities.	15
3.13.	Properties and Assets.	15
3.14.	Insurance.	16
3.15.	Reserves.	16
3.16.	Loans.	16
3.17.	Investment Securities.	17
3.18.	Deposits.	18
3.19.	Labor Matters.	18
3.20.	Employee Benefit Plans.	18
3.21.	Environmental Matters.	19
3.22.	Internal Controls.	20
3.23.	Intellectual Property.	20
3.24.	Material Contracts.	21
3.25.	Absence of Certain Changes or Events.	21
3.26.	Affiliate Transactions.	22
3.27.	Material Interests of Certain Persons.	22
3.28.	Anti-Takeover Provisions.	22
3.29.	Fees.	22
3.30.	Fairness Opinion.	22
3.31.	Bank Secrecy Act and CRA Compliance.	23
3.32.	Tax Treatment of the Merger.	23
3.33.	Hampshire Bank Information.	23
3.34.	Trust Powers.	23
3.35.	Indemnification.	23
3.36.	Related Agreements.	24
3.37.	Information Security.	24
3.38.	Electronic Data Processing Termination Fee and Related Costs.	24

i

Article IV. Representations and Warranties of NBT And NBT Bank		24
4.1.	Capitalization.	24
4.2.	Corporate Organization.	25
4.3.	Authority; No Violation.	25
4.4.	Regulatory Filings.	26
4.5.	Securities Documents.	26
4.6.	NBT and NBT Bank Information.	26
4.7.	Consents and Approvals.	26
4.8.	Compliance with Applicable Laws.	27
4.9.	Legal Proceedings.	27
4.10.	Merger Consideration; Adequate Resources.	27
4.11.	Financial Statements; Books and Records.	27
4.12.	Undisclosed Liabilities.	27
4.13.	Tax Treatment of the Merger.	28
4.14.	Taxes.	28
4.15.	Ownership of Property; Insurance Coverage.	28
4.16.	Environmental Matters.	28
4.17.	Internal Controls.	29

Article V. Covenants of the Parties		29
5.1.	Conduct of Hampshire Bank Business.	29
5.2.	Access; Confidentiality.	31
5.3.	Further Actions of Hampshire Bank and NBT/NBT Bank.	32
5.4.	Subsequent Events.	33
5.5.	Employee Matters.	33
5.6.	Publicity.	34
5.7.	Section 16 Matters.	34
5.8.	Indemnification.	34
5.9.	Exclusivity/Competing Proposals.	35
5.10.	Meeting of Shareholders.	36
5.11.	Proxy Statement-Prospectus; Merger Registration Statement.	36
5.12.	No Market Manipulation.	37
5.13.	Reservation of Stock.	37
5.14.	No Impairment.	37
5.15.	Loan Participations.	37

Article VI. Termination		37
6.1.	Termination.	37
6.2.	Effect of Termination.	38
6.3.	Termination Fee.	38

Article VII. Conditions		39
7.1.	Conditions to Hampshire Bank’s Obligations.	39
7.2.	Conditions to NBT’s and NBT Bank’s Obligations.	40

Article VIII. Other Matters		41
8.1.	Closing.	41
8.2.	Expenses.	41
8.3.	Survival of Representations, Warranties and Covenants.	41
8.4.	Assignment; Parties in Interest.	41
8.5.	Entire Agreement.	41
8.6.	Amendment, Extension and Waiver.	42

ii

8.7.	Notices.	42
8.8.	Captions and Headings.	43
8.9.	Counterparts.	43
8.10.	Severability.	43
8.11.	Governing Law/Jurisdiction/Venue.	43
8.12.	Interpretation.	43
8.13.	Waiver of Jury Trial.	43

iii

Agreement and Plan Of Merger

This Agreement and Plan of Merger, dated as of the 16th day of November, 2011, is entered into by and between NBT Bancorp Inc. (“NBT”), a Delaware business corporation, NBT Bank, N.A. (“NBT Bank”), a national bank and a wholly owned subsidiary of NBT Bancorp Inc., and Hampshire First Bank, a New Hampshire chartered commercial bank.

Recitals

WHEREAS, the boards of directors of NBT, NBT Bank and Hampshire Bank have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective companies and shareholders; and

WHEREAS, the boards of directors of NBT, NBT Bank and Hampshire Bank have approved this Agreement at duly convened meetings; and

WHEREAS, NBT owns all of the issued and outstanding capital stock of NBT Bank, and it is contemplated that, in accordance with the terms of this agreement, Hampshire Bank will be merged with and into NBT Bank, with NBT Bank as the surviving entity (the “Merger”); and

WHEREAS, the parties intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement be and is hereby adopted as a “plan of reorganization,” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, as a condition and inducement to the willingness of NBT and NBT Bank to enter into this Agreement, the directors of Hampshire Bank have entered into a Voting and Non-Competition Agreement dated as of the date hereof in the form attached hereto as Exhibit A; and

WHEREAS, as a condition and inducement to the willingness of NBT and NBT Bank to enter into this Agreement, Meridian Interstate Bancorp, Inc. has entered into the Meridian  Voting Agreement dated as of the date hereof in the form attached hereto as Exhibit B;

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, and intending to be legally bound hereby, the parties agree as follows:

Article I.
Definitions

1.1.         Definitions.

As used in this Agreement, the following terms have the following meanings. References to Articles and Sections refer to Articles and Sections of this Agreement.

Acquisition Proposal means any proposal or offer with respect to any of the following (other than the Merger) involving Hampshire Bank: (i) any merger, consolidation, share exchange, business combination or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of net revenues, net income or assets of Hampshire Bank in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the Hampshire Bank Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or, (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in final or draft form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Affiliate means the Persons defined as such in Rule 144 promulgated by the SEC under the Securities Act.

Agreement means this Agreement and Plan of Merger.

Articles of Merger means the articles of  merger, certificate(s) of  merger or similar document(s) filed by the parties with Governmental Entities to evidence the Merger.

Bank Secrecy Act means the Bank Secrecy Act of 1970, as amended.

BHCA means the Bank Holding Company Act of 1956, as amended.

Closing means the closing of the Merger, including execution and delivery of all of the documents and instruments required by this Agreement.

Closing Date shall have the meaning set forth in Section 8.1.

Closing Price means the average of the daily closing price of NBT Common Stock for the ten (10) trading days on which trades of NBT Common Stock occur immediately prior to the Closing Date, as reported on the NASDAQ Global Select Market.

Code means the Internal Revenue Code of 1986, as amended.

Confidentiality Agreement means the confidentiality agreement between NBT/NBT Bank and Hampshire Bank dated August 3, 2011 attached as Exhibit C to this Agreement

CRA means the Community Reinvestment Act of 1977, as amended.

DCGL means the Delaware General Corporation Law, as amended.

Dissenting Shares means any shares of Hampshire Bank Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Hampshire Bank shareholder who has not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value of such shares in accordance with the NHRS.

Dodd-Frank Act means The Dodd–Frank Wall Street Reform and Consumer Protection Act, as amended.

DOJ means the United States Department of Justice.

EBSB means East Boston Savings Bank, a Massachusetts chartered savings bank and a wholly owned subsidiary of Meridian.

Effective Time shall have the meaning set forth in Section 2.2.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Exchange Agent means the firm designated by NBT to effect the share exchanges provided for in this Agreement, which firm may be NBT.

Exchange Ratio means:

if the Closing Price is equal to or more than $17.10 and equal to or less than $25.64,  then the Exchange Ratio shall be equal to 0.7019; and

if the Closing Price is less than $17.10, then the Exchange Ratio shall be equal to the quotient (rounded to the nearest one-thousandth) obtained by dividing $12.00 by the Closing Price; and

if the Closing Price is more than $25.64, then the Exchange Ratio shall be equal to the quotient (rounded to the nearest one-thousandth) obtained by dividing $18.00 by the Closing Price.

FDIC means the Federal Deposit Insurance Corporation.

FinCen means the Financial Crimes Enforcement Network of the United States Department of the Treasury.

FINRA means the Financial Industry Regulatory Authority.

FRB means the Board of Governors of the Federal Reserve System.

GAAP means generally accepted accounting principles as in effect in the United States at the relevant date and which are applied on a consistent basis.

GLBA means the Gramm-Leach-Bliley Act, as amended.

Governmental Entity means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

Hampshire Bank means Hampshire First Bank, a New Hampshire chartered commercial bank.

Hampshire Bank Common Stock means the common stock of Hampshire Bank, $1.00 par value per share.

Hampshire Bank Preferred Stock means the preferred stock of Hampshire Bank, $1.00 par value per share.

Hampshire Bank Financials means: (i) the audited consolidated financial statements of Hampshire Bank for the three years ended December 31, 2010, 2009 and 2008; and (ii) the unaudited interim consolidated financial statements of Hampshire Bank as of each calendar quarter in 2011 through and including September 30, 2011.

Hampshire Bank Regulatory Reports means the Call Reports filed by Hampshire Bank with the FDIC for each calendar quarter, beginning with the quarter ended December 31, 2010 through the Closing Date.

Hampshire Bank Shareholders Meeting has the meaning set forth in Section 5.11.

Hampshire Bank Stock Plan means Hampshire First Bank 2007 Stock Option Plan.

Hazardous Materials means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance regulated under any applicable Law.

Intellectual Property means all patents, copyrights, trade secrets, trade names, service marks, trademarks, domain names, software, or internet websites used in a party’s business.

IRS means the Internal Revenue Service.

Knowledge means a party’s actual knowledge after reasonable inquiry, unless a different meaning, including, but not limited to, constructive knowledge, is expressed.

Law means any statute, law, ordinance, rule, regulation, order, permit, judgment, injunction, decree, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

Lien means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

Material Adverse Effect means with respect to NBT/NBT Bank or Hampshire Bank, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include: (i) any change in the value of the respective investment and loan portfolios, or in the value of the deposits or borrowings, of NBT/NBT Bank or Hampshire Bank resulting from a change in interest rates generally; (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects depository institutions generally; (iii) actions or omissions of a party taken in compliance with this Agreement or with the prior informed written consent of the other party in contemplation of the Transactions; (iv) any change in general economic conditions affecting banks or their holding companies; (v) changes resulting from expenses incurred in connection with this Agreement; (vi) any decline in the aggregate deposits level of Hampshire Bank or NBT Bank; and (vii) any information that is set forth on a disclosure schedule attached hereto.

Merger means the merger of Hampshire Bank with and into NBT Bank with NBT Bank as the Surviving Bank as provided in this Agreement.

Merger Consideration means the shares of NBT Common Stock issuable and the cash payable in connection with the Merger, as specified in Section 2.4 of this Agreement.

Meridian means Meridian Interstate Bancorp, Inc.

Meridian Voting Agreement means the agreement attached as Exhibit B to this Agreement.

Merger Registration Statement shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of NBT Common Stock to be offered to holders of Hampshire Bank Common Stock in connection with the Merger.

NBA means the National Bank Act, 12 U.S.C. § 1, et. seq.

NBT means NBT Bancorp, Inc., a Delaware business corporation.

NBT Bank means NBT Bank, N.A., a national bank and a wholly owned Subsidiary of NBT.

NBT Common Stock means the common stock of NBT, $.01 par value per share.

NBT Financials means (i) the audited consolidated financial statements of NBT for the three years ended December 31, 2010, 2009 and 2008; and (ii) the unaudited interim consolidated financial statements of NBT as of each calendar quarter in 2011 through and including September 30, 2011.

NBT Bank Regulatory Reports means the Call Reports filed by NBT Bank with the FDIC for each calendar quarter, beginning with the quarter ended December 31, 2010 through the Closing Date and the Form FR Y-6 filed by NBT with the FRB for 2010.

NBT SEC Reports shall have the meaning set forth in Section 4.5.

NBT/NBT Bank means “NBT and NBT Bank” and is a term of convenience that is not intended to add or detract from that meaning.

NHBD means the New Hampshire Banking Department.

NHRS means the New Hampshire Revised Statutes, as amended.

OCC means the Office of the Comptroller of the Currency.

OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury.

OREO means Other Real Estate Owned, reflected as such on an institution’s books.

Patriot Act means the USA Patriot Act, as amended.

PBGC means the Pension Benefit Guaranty Corporation.

Person means an individual, corporation, partnership, bank, limited liability company, trust, association, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

Proxy Statement-Prospectus shall have the meaning set forth in Section 5.12(a).

Regulatory Authority means any banking or securities agency or department of any federal or state government, including, without limitation, the OCC, the FRB, the FDIC, the SEC and the NHBD.

SEC means the United States Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended.

Subsidiary means with respect to any party, any Person which is consolidated with such party for financial reporting purposes.

Superior Competing Proposal has the meaning set forth in Section 5.10(a).

Surviving Bank means NBT Bank, as the surviving bank in the Merger.

Transactions means the transactions contemplated by this Agreement.

Tax(es) means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premises, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alterations or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or additions thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

Voting and Non-Competition Agreement means the agreement attached as Exhibit A to this Agreement.

Article II.
The Merger

2.1.         The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, Hampshire Bank will merge with and into NBT Bank at the Effective Time. At the Effective Time, the separate corporate existence of Hampshire Bank shall cease. NBT Bank shall be the Surviving Bank in the Merger and shall continue to be governed by the NBA and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2.         Effective Time.

Hampshire Bank shall file the Articles of Merger with the NHBD pursuant to the NHRS. The Merger shall become effective upon such filing or at such later date or time as the parties may agree and specify in the Articles of Merger. The date and time the Merger becomes effective shall be the “Effective Time”.

2.3.         Effects of the Merger.

The Merger will have the effects set forth in the NBA and the NHRS. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, NBT Bank shall possess all of the assets, properties, rights, privileges, powers and franchises of Hampshire Bank and be subject to all of the debts, liabilities and obligations of Hampshire Bank.

2.4.         Merger Consideration.

Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, shares of Hampshire Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be converted at the election of the holder thereof, in accordance with the election and allocation procedures set forth in this Section 2.4, into either: (i) shares of NBT Common Stock based upon the Exchange Ratio; (ii) cash, at the rate of $15.00 for each share of Hampshire Bank Common Stock; or (iii) a combination of such shares of NBT Common Stock and cash (the shares of NBT Common Stock issuable and the cash payable in connection with the Merger sometimes being referred to as the “Merger Consideration”). Holders of record of shares of Hampshire Bank Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms (as defined in Section 2.4(c)), provided that each such Election Form covers all the shares of Hampshire Bank Common Stock held by each Representative for a particular beneficial owner.

(a)           Hampshire Bank’s shareholders shall have the following choices in connection with the exchange of their Hampshire Bank Common Stock pursuant to the Merger:

(i)            At the option of each holder of Hampshire Bank Common Stock, all of such holder’s Hampshire Bank Common Stock shall be converted into the right to receive the number of shares of NBT Common Stock that is equal to the number of shares of Hampshire Bank Common Stock held by such holder times the Exchange Ratio (the “All Stock Election”), provided that:

(A)  Fractional shares will not be issued and cash, payable by check, will be paid in lieu thereof; and

(B)  After giving effect to Section 2.4(a)(i),(ii) and (iii), in no event shall, in the aggregate, more than sixty five percent (65%) of Hampshire Bank Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become shares of NBT Common Stock; or

(ii)           At the option of each holder of Hampshire Bank Common Stock, all of such holder’s Hampshire Bank Common Stock shall be converted into the right to receive cash, payable by check, in an amount equal to the number of shares of Hampshire Bank Common Stock held by such holder times $15.00 (the “All Cash Election”), provided that:

(A)  After giving effect to Section 2.4(a)(i),(ii) and (iii), in no event shall, in the aggregate, more than thirty five percent (35%) of Hampshire Bank Common Stock issued and outstanding immediately prior to the Effective Time be either Dissenting Shares or be converted into and become cash; or

(iii)          At the option of each holder of Hampshire Bank Common Stock, sixty five percent (65%) of such holder’s aggregate number of shares of Hampshire Bank Common Stock (the “Stock Portion”) shall be converted into the right to receive such number of shares of NBT Common Stock equal to the number of shares of Hampshire Bank Common Stock in the Stock Portion times the Exchange Ratio, and thirty five percent (35%) of such holder’s aggregate number of shares of Hampshire Bank Common Stock (the “Cash Portion”) shall be converted into the right to receive cash, payable by check, in an amount equal to the number of shares of Hampshire Bank Common Stock in the Cash Portion times $15.00 (the “Mixed Election”), provided that:

(A)  Fractional shares will not be issued and cash, payable by check, will be paid in lieu thereof as provided in Section 2.4(h); and

(B)   After giving effect to Section 2.4(a)(i),(ii) and (iii), in no event shall, in the aggregate, more than sixty five percent (65%) of Hampshire Bank Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become shares of NBT Common Stock;

(C)   After giving effect to Section 2.4(a)(i),(ii) and (iii), in no event shall, in the aggregate, more than thirty five percent (35%) of Hampshire Bank Common Stock issued and outstanding immediately prior to the Effective Time be either Dissenting Shares or be converted into and become cash; or

(b)           If no election is validly made by a holder by the Election Deadline pursuant to Section 2.4(c), all of such holder’s shares of Hampshire Bank Common Stock shall be converted into the right to receive NBT Common Stock as set forth in Section 2.4(a)(i), cash as set forth in Section 2.4(a)(ii), or any combination of NBT Common Stock and cash as determined by NBT; provided, however, that no fractional shares shall be issued and cash will be paid in lieu thereof as provided in Section 2.4(h). Such shares of Hampshire Bank Common Stock shall be allocated by NBT on a pro rata basis among non-electing holders based upon the number of shares of Hampshire Bank Common Stock for which an election has not been received by the Election Deadline in order to achieve the overall ratio of sixty five percent (65%) of Hampshire Bank Common Stock to be converted into NBT Common Stock and thirty five percent (35%) of Hampshire Bank Common Stock to be converted into cash after taking into account Dissenting Shares. Notice of such allocation shall be provided promptly to each holder whose shares of Hampshire Bank Common Stock are allocated pursuant to this Section 2.4(b).

(c)           An election form and other appropriate transmittal materials in such form as the parties shall mutually agree (the “Election Form”) shall be mailed to shareholders of Hampshire Bank prior to the Election Period. The “Election Period” shall be the period of time to which the parties shall agree, within which Hampshire Bank shareholders may validly elect the form of Merger Consideration set forth in Section 2.4(a) (the “Election”) that they will receive, occurring between: (i) the date of the mailing of the Proxy Statement-Prospectus for the Hampshire Bank Shareholders Meeting at which this Agreement and the Merger is presented for approval; and (ii) 10 business days prior to the Closing Date. The “Election Deadline” shall be the time, specified by NBT after consultation with Hampshire Bank, at close of business local time on the last day of the Election Period. An Election shall be considered to have been validly made by a holder of Hampshire Bank Common Stock only if: (i) the Exchange Agent shall have received an Election Form properly completed and executed by such holder, accompanied by a certificate or certificates representing the shares of Hampshire Bank Common Stock as to which such Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Hampshire Bank, or containing an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of FINRA or a commercial bank or trust company in the United States; and (ii) such Election Form and such certificate(s) or such guaranty of delivery shall have been received by the Exchange Agent prior to the Election Deadline.

(d)           Any holder of Hampshire Bank Common Stock may at any time prior to the Election Deadline revoke an Election and either: (i) submit a new Election Form in accordance with the procedures in Section 2.4(c); or (ii) withdraw the certificate(s) for Hampshire Bank Common Stock deposited therewith by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the business day prior to the Election Deadline. In the event of the termination of this Agreement, the Exchange Agent shall return any certificates deposited by the holder of Hampshire Bank Common Stock to such holder at the address and to the Person set forth in the Election Form.

(e)           If more than thirty five percent (35%) of the total number of shares of Hampshire Bank Common Stock issued and outstanding constitute Dissenting Shares or, at the Election Deadline, have been deposited for exchange with cash pursuant to the All Cash Election or the Mixed Election and not withdrawn pursuant to Section 2.4(d), NBT will cause to be eliminated by the Exchange Agent, from the shares deposited pursuant to the All Cash Election, subject to the limitations described in Section 2.4(e)(iv), a sufficient number of such shares so that the total number of shares remaining on deposit for exchange into cash pursuant to the All Cash Election and the Mixed Election, when added to the number of Dissenting Shares, does not exceed thirty five percent (35%) of the shares of Hampshire Bank Common Stock issued and outstanding on the Election Deadline. The holders of Hampshire Bank Common Stock who have made the Mixed Election shall not be required to have more than sixty five percent (65%) of their shares of Hampshire Bank Common Stock converted into NBT Common Stock. After giving effect to Section 2.4(b), such elimination will be effected as follows:

(i)            Subject to the limitations described in Section 2.4(e)(iv), NBT will eliminate or cause to be eliminated from the shares deposited pursuant to the All Cash Election, and will add or cause to be added to the shares deposited for NBT Common Stock pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares deposited pursuant to the All Cash Election minus the number of shares so deposited by the holders described in Section 2.4(e)(iv), such number of whole shares of Hampshire Bank Common Stock on deposit for cash pursuant to the All Cash Election as may be necessary so that the total number of shares remaining on deposit for cash pursuant to the All Cash Election or the Mixed Election, when added to the number of Dissenting Shares, is equal, as nearly as practicable, to thirty five percent (35%) of the shares of Hampshire Bank Common Stock issued and outstanding immediately prior to the Effective Time;

(ii)           All shares of Hampshire Bank Common Stock that are eliminated pursuant to Section 2.4(e)(iv) from the shares deposited for cash pursuant to All Cash Election hall be converted into NBT Common Stock as provided by Section 2.4(a)(i);

(iii)           Notice of such allocation shall be provided promptly to each holder whose shares of Hampshire Bank Common Stock are eliminated from the shares on deposit for exchange with cash pursuant to Section 2.4(e)(i); and

(iv)          Notwithstanding the foregoing, the holders of one hundred (100) or fewer shares of Hampshire Bank Common Stock of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their shares of Hampshire Bank Common Stock converted into NBT Common Stock.

(f)            If fewer than thirty five percent (35%) of the total number of shares of Hampshire Bank Common Stock issued and outstanding have, at the Election Deadline, been deposited for cash pursuant to the All Cash Election or the Mixed Election and not withdrawn pursuant to Section 2.4(d), NBT will promptly add, or cause to be added by the Exchange Agent, to such deposited shares, a sufficient number of shares of Hampshire Bank Common Stock deposited for shares of NBT Common Stock pursuant to the All Stock Election so that the total number of shares of Hampshire Bank Common Stock on deposit for cash pursuant to the All Cash Election or the Mixed Election immediately prior to the Effective Time, when added to the number of Dissenting Shares, is not less than thirty five percent (35%) of the shares of Hampshire Bank Common Stock issued and outstanding immediately prior to the Effective Time. The holders of Hampshire Bank Common Stock who have elected to have their shares converted pursuant to the Mixed Election shall not be required to have more than thirty five percent (35%) of their shares of Hampshire Bank Common Stock converted into cash. After giving effect to Section 2.4(b), such addition will be effected as follows:

(i)            NBT will cause to be added to the shares deposited for cash pursuant to the All Cash Election or the Mixed Election, and will eliminate or cause to be eliminated from the shares deposited for NBT Common Stock pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares of Hampshire Bank Common Stock deposited for shares of NBT Common Stock pursuant to the All Stock Election, such number of whole shares of Hampshire Bank Common Stock not then on deposit for cash as may be necessary so that the number of shares remaining on deposit for exchange with cash, when added to the number of Dissenting Shares, is equal, as nearly as practicable, to thirty five percent (35%) of the shares of Hampshire Bank Common Stock issued and outstanding immediately prior to the Effective Time;

(ii)           All shares of Hampshire Bank Common Stock that are added pursuant to Section 2.4(f)(i) to the shares deposited for cash shall be converted into cash as provided by Section 2.4(a)(ii); and

(iii)           Notice of such allocation shall be provided promptly to each holder whose shares of Hampshire Bank Common Stock are added to the shares on deposit for cash pursuant to Section 2.4(f).

(g)           If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of NBT Common Stock or Hampshire Bank Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares, in each case by reason of any stock split, recapitalization, or other similar change, the Exchange Ratio shall be adjusted proportionately.

(h)           No certificates or scrip representing less than one share of NBT Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Hampshire Bank Common Stock. In lieu of any such fractional share, each holder of such shares who would otherwise have been entitled to a fraction of a share of NBT Common Stock, upon surrender of certificates representing shares of Hampshire Bank Common Stock for exchange, shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the Closing Price.

2.5.         Exchange Procedures.

(a)           As soon as practicable after the Effective Time, NBT shall cause to be deposited with the Exchange Agent, for exchange in accordance with this Article II, certificates representing the aggregate number of shares of NBT Common Stock and cash, by wire transfer of immediately available funds, into which the outstanding shares of Hampshire Bank Common Stock shall be converted pursuant to Section 2.4. As soon as practicable after the Effective Time, and in no event later than five (5) business days after the Effective Time, NBT shall cause the Exchange Agent to mail to all holders of record of Hampshire Bank Common Stock who have not previously surrendered their certificate with an Election Form, excluding any holders of Dissenting Shares, letters of transmittal specifying the procedures for delivery of such holders’ certificates formerly representing Hampshire Bank Common Stock to the Exchange Agent in exchange for the Merger Consideration (including cash in lieu of fractional shares) pursuant to this Article II. A letter of transmittal will be deemed properly completed only if accompanied by certificates representing all shares of Hampshire Bank Common Stock to be converted thereby.

(b)           As soon as practicable, after surrender to the Exchange Agent of the certificates of Hampshire Bank Common Stock in accordance with the instructions of the letter of transmittal, the Exchange Agent shall distribute to the former holders of shares of Hampshire Bank Common Stock a certificate representing the number of shares of NBT Common Stock, and a check for cash payable in the Merger (including cash in lieu of fractional shares, if any), that such holder is entitled to receive pursuant to this Agreement. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any stock or cash to be received in the Merger. If any certificate surrendered for exchange is to be issued in a name other than that in which the surrendered certificate is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall affix any required stock transfer tax stamps to the certificate or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

(c)           At and after the Effective Time, each certificate of Hampshire Bank Common Stock (except as set forth in Section 2.10 with respect to Dissenting Shares) shall represent only the right to receive the Merger Consideration. No dividends or other distributions declared after the Effective Time with respect to NBT Common Stock shall be paid to the holder of any unsurrendered certificate formerly representing shares of Hampshire Bank Common Stock until such holder shall surrender such certificate in accordance with this Section. After the surrender of a certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore have become payable with respect to shares of NBT Common Stock.

(d)           At the Effective Time, the stock transfer books of Hampshire Bank shall be closed and no transfer of Hampshire Bank Common Stock shall thereafter be made or recognized. If, after the Effective Time, certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 2.5. NBT and the Exchange Agent shall be entitled to rely upon Hampshire Bank’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate for shares of Hampshire Bank Common Stock, NBT and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(e)           In the event any certificate shall have been lost, stolen, destroyed or mutilated, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, destroyed or mutilated and, if required by NBT, the making of an indemnity agreement in a form reasonably requested by NBT and/or the posting by such Person of a bond in such amount as NBT may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen, destroyed or mutilated certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(f)            Neither NBT nor Hampshire Bank shall be liable to any holder of shares of Hampshire Bank Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. After the first anniversary of the Effective Time, NBT shall be entitled to instruct the Exchange Agent to release to NBT all of the shares of NBT Common Stock and cash then remaining undistributed to former shareholders of Hampshire Bank. Thereafter and until such time as any remaining undistributed shares of NBT Common Stock and cash are delivered to a public official pursuant to any applicable property, escheat or similar Law, NBT shall deliver certificates representing an appropriate number of shares of NBT Common Stock and/or a check for cash payable in the Merger (including cash in lieu of fractional shares), if any, to such former shareholders of Hampshire Bank who present either to the Exchange Agent or NBT: (i) certificates representing Hampshire Bank Common Stock; (ii) the accompanying letter of transmittal; and (iii) other related documents.

2.6.         Effect of the Merger on Shares of NBT Common Stock and Hampshire Bank Common Stock.

At the Effective Time, each share of NBT Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of NBT Common Stock and shall not be affected by the Merger. Each share of Hampshire Bank Common Stock held in treasury by Hampshire Bank or owned by any Subsidiary or Affiliate of Hampshire Bank, NBT, NBT Bank or any Subsidiary or Affiliate of NBT or NBT Bank (in each case other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled without any exchange or conversion thereof and no payment or distribution shall be made with respect thereto.

2.7.         Directors of Surviving Bank After Effective Time.

Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Bank shall consist of the directors of NBT Bank serving immediately prior to the Effective Time.

2.8.         Articles of Association and ByLaws.

The articles of association and the bylaws of NBT Bank, as in effect immediately prior to the Effective Time, shall be the articles of association and bylaws of the Surviving Bank until thereafter amended in accordance with applicable Law.

2.9.         Treatment of Stock Options and Warrants.

(a)           Each option to purchase shares of Hampshire Bank Common Stock issued by Hampshire Bank and outstanding at the Effective Time pursuant to the Hampshire Bank Stock Plan (each, a “Hampshire Bank Option”), whether or not such Hampshire Bank Option is vested or exercisable at the Effective Time, shall cease to be outstanding and shall be converted into the right to receive in cash, an aggregate amount equal to the product of: (i) the number of shares of Hampshire Bank Common Stock subject to unexercised Hampshire Bank Options (both vested and unvested); and (ii) the difference, if any, between (x) $15.00 and (y) the applicable exercise price per share under the Hampshire Bank Option. Prior to the Effective Time, Hampshire Bank shall take such actions as necessary to give effect to the transactions contemplated by this Section 2.9(a), including, without limitation, the provision of any notices or stock option cancellations to holders of Hampshire Bank Options and the adoption of any necessary amendments to such plans.

(b)           Each warrant to purchase shares of Hampshire Bank Common Stock issued by Hampshire Bank and outstanding at the Effective Time (each, a “Hampshire Bank Warrant”), whether or not such Hampshire Bank Warrant is vested or exercisable at the Effective Time, shall cease to be outstanding and shall be converted into the right to receive in cash, an aggregate amount equal to the product of: (i) the number of shares of Hampshire Bank Common Stock subject to the  unexercised Hampshire Bank Warrants (both vested and unvested); and (ii) the difference, if any, between (x) $15.00 and (y) the applicable exercise price per share under the Hampshire Bank Warrant. Prior to the Effective Time, Hampshire Bank shall take such actions as necessary to give effect to the transactions contemplated by this Section 2.9(c), including, without limitation, the provision of any notices or stock warrant cancellations to holders of Hampshire Bank Warrants and the adoption of any necessary amendments to such plans.

2.10.       Dissenters’ Rights.

(a)           Notwithstanding any other provision of this Agreement to the contrary, shares of Hampshire Bank Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the NHRS (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the NHRS, except that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the NHRS shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.5 of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares.

(b)           Hampshire Bank shall give NBT: (i) prompt notice of any written demands for payment of the fair value of any shares of Hampshire Bank Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the NHRS and received by Hampshire Bank relating to shareholders’ dissenters’ rights; and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the NHRS consistent with the obligations of Hampshire Bank thereunder. Hampshire Bank shall not, except with the prior written consent of NBT: (i) make any payment with respect to such demand; (ii) offer to settle or settle any demand for payment of fair value; or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the NHRS.

2.11.       Alternative Structure.

Notwithstanding any provision of this Agreement to the contrary, NBT and NBT Bank may, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, modify the structure of the Transactions, and the parties shall enter into such alternative transactions, so long as: (i) there are no adverse federal or state income tax consequences to any of the shareholders, directors or officers of Hampshire Bank as a result of such modification; (ii) the Merger Consideration is not thereby changed or reduced in amount because of such modification; (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals; (iv) it does not result in any representation or warranty of any party set forth in this Agreement becoming incorrect in any material respect or otherwise cause any of the conditions to closing set forth in Article VII to be incapable of  fulfillment; and (v) it does not diminish the benefits of any officer, director or employee of Hampshire Bank pursuant to this Agreement.

2.12.       Absence of Control.

Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that NBT and NBT Bank by reason of this Agreement shall not be deemed (until consummation of the Transactions) to control, directly or indirectly, Hampshire Bank or to exercise, directly or indirectly, a controlling influence over the management or policies of Hampshire Bank.

Article III.
Representations and Warranties of Hampshire Bank

Hampshire Bank hereby makes the following representations and warranties to NBT, and NBT Bank, each of which is being relied upon by NBT and NBT Bank as a material inducement to enter into and perform this Agreement. Hampshire Bank represents and warrants to NBT and NBT Bank that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Hampshire Bank Disclosure Schedules delivered by Hampshire Bank to NBT and NBT Bank on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any Section of such Hampshire Bank Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another Section of this Agreement.

3.1.         Capitalization.

(a)           The authorized capital stock of Hampshire Bank consists of 9,000,000 shares of Hampshire Bank Common Stock, par value $1.00 per share, of which, as of the date hereof, 3,000,000 shares are issued, 2,783,167 shares are outstanding and 216,833 shares are held in treasury, and 1,000,000 shares of Hampshire Bank Preferred Stock, none of which are issued or outstanding. As of the date hereof, except for Hampshire Bank Common Stock to be issued pursuant to Hampshire Bank Stock Plan, no shares of Hampshire Bank Common Stock or Hampshire Bank Preferred Stock are reserved for issuance. All outstanding shares of Hampshire Bank Common Stock have been duly authorized and validly issued and are fully paid and (except as provided by applicable Law) non-assessable, with no personal liability attaching to the ownership thereof. None of the shares of Hampshire Bank Common Stock has been issued in violation of the preemptive rights of any Person. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Hampshire Bank may vote are issued or outstanding.

(b)           Section 3.1 of the Hampshire Bank Disclosure Schedule sets forth a complete and accurate list of all outstanding options and warrants for and rights to receive Hampshire Bank Common Stock, including the names of the holders thereof, and to the extent applicable, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each option and right and whether stock appreciation, limited or other similar rights were granted in connection therewith. Except as set forth therein, there are no authorized, issued or outstanding options, warrants  or other rights with respect to the Hampshire Bank Common Stock or the Hampshire Bank Preferred Stock.

3.2.         Corporate Organization.

Hampshire Bank is a commercial bank, duly organized and validly existing and in good standing under the Laws of New Hampshire. The deposit accounts of Hampshire Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Hampshire Bank. Hampshire Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or the location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Hampshire Bank. The articles of agreement and bylaws of Hampshire Bank, copies of which are attached as Section 3.2 of the Hampshire Bank Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

3.3.         Authority; No Violation.

(a)           Hampshire Bank has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory and shareholder approvals specified herein, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the board of directors of Hampshire Bank. The board of directors of Hampshire Bank has directed that this Agreement and the Transactions be submitted to Hampshire Bank's shareholders for approval at the Hampshire Bank Shareholders Meeting and, except for the adoption of this Agreement by the requisite vote of Hampshire Bank's shareholders, no other corporate proceedings on the part of Hampshire Bank (except for matters related to setting the date, time, place and record date for the Hampshire Bank Shareholders Meeting) are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Hampshire Bank and, subject to receipt of the required regulatory and shareholder approvals specified herein, will constitute valid and binding obligations of Hampshire Bank, enforceable against Hampshire Bank in accordance with its terms, except as enforcement may be limited by general principles of equity, and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(b)           Neither the execution and delivery of this Agreement by Hampshire Bank nor the consummation by Hampshire Bank of the Transactions, nor compliance by Hampshire Bank with any of the terms or provisions hereof, will: (i) subject to receipt of shareholder approval, violate any provision of the articles of agreement or by-laws of Hampshire Bank; or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Laws applicable to Hampshire Bank or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon, any of the properties or assets of Hampshire Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Hampshire Bank is a party, or by which it or any of its properties or assets may be bound or affected.

3.4.         Consents and Approvals.

(a)           Except for: (i) the filing of applications, notices or waiver requests, as applicable, as to the Merger with the OCC, the FRB, the FDIC and the NHBD, as well as any other applications and notices required by Laws related to the Merger and approval of the foregoing applications and notices; (ii) the approval of this Agreement by the requisite vote of the shareholders of Hampshire Bank; (iii) the filing of the Articles of Merger or other appropriate filing with the OCC, the NHBD and the New Hampshire Secretary of State, as applicable; (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Laws including, if applicable, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the securities or antitrust Laws of any foreign country; and (v) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Hampshire Bank Disclosure Schedule; (vi) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” Laws, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with: (1) the execution and delivery by Hampshire Bank of this Agreement; or (2) the consummation by Hampshire Bank of the Merger and the other Transactions, except in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of Hampshire Bank to consummate the Transactions.

(b)           Hampshire Bank hereby represents to NBT and NBT Bank that it has no Knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis and that it will promptly notify NBT and NBT Bank should it acquire such Knowledge.

3.5.         Regulatory Filings.

Hampshire Bank has filed all reports required by Laws to be filed with any Regulatory Authority, and such reports were prepared in accordance with the applicable Laws and instructions in existence as of the date of filing of such reports in all material respects, and none of the reports contain any untrue statement of a material fact. Hampshire Bank is not required to file any reports, schedules, registration statements or proxy statements with the SEC under the Securities Act or the Exchange Act and will promptly inform NBT and NBT Bank if it becomes subject to such requirements prior to the Effective Time.

3.6.         Agreements with Regulatory Agencies.

Except as set forth in Section 3.6 of the Hampshire Bank Disclosure Schedule, Hampshire Bank is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of, any Regulatory Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its earnings, its asset quality, its management or its business, nor has Hampshire Bank been advised by any Governmental Entity that it is considering issuing or requesting any such agreement or action.

3.7.         Compliance with Applicable Laws.

Except as set forth in Section 3.7 of the Hampshire Bank Disclosure Schedule, to Hampshire Bank’s Knowledge, Hampshire Bank has complied in all material respects with all Laws applicable to it or to the operation of its business. Hampshire Bank has not received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that have not heretofore been cured and for which there is no remaining liability.

3.8.         Legal Proceedings.

Except as set forth in Section 3.8 of the Hampshire Bank Disclosure Schedule: i) Hampshire Bank is not a party to any, and there are no pending, or to the Knowledge of Hampshire Bank, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Hampshire Bank or in which, to the Knowledge of Hampshire Bank, there is a reasonable probability of any material recovery against or other material effect upon Hampshire Bank or which challenge the validity or propriety of the Transactions; and ii) there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Hampshire Bank or its assets.

3.9.         Securities Registration.

Hampshire Bank is not under any obligation to register any of its outstanding securities under the Securities Act or any state securities Laws.

3.10.       Financial Statements; Books and Records.

(a)           Hampshire Bank has delivered to NBT and NBT Bank the Hampshire Bank Regulatory Reports and the Hampshire Bank Financials, all of which fairly present in all material respects, the financial position of Hampshire Bank as of the dates indicated and the results of operations, changes in shareholders' equity and, in the case of the audited financial statements, cash flows of Hampshire Bank for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP (except that the Hampshire Bank Regulatory Reports have been prepared in accordance with applicable regulatory accounting principles and practices), as applicable, applied on a consistent basis (except as otherwise stated therein). The Hampshire Bank Financials reflecting information after the date of this Agreement will fairly present in all material respects, the financial position of Hampshire Bank as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and, in the case of the audited financial statements, cash flows of Hampshire Bank for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP as applicable, applied on a consistent basis (except as otherwise stated therein).

(b)           The books and records of Hampshire Bank fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable Laws and accounting requirements in all material respects. The minute books of Hampshire Bank contain records which are accurate in all material respects regarding all corporate actions of its shareholders and boards of directors (including committees thereof) set forth therein.

3.11.       Tax Matters.

(a)           Hampshire Bank has timely filed federal income tax returns for the five (5) years ended through December 31, 2010, and has timely filed, or caused to be filed, all other federal, state and local tax returns. All Taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such Taxes and such reserves are reflected on the Hampshire Bank Financials, and as of the Closing Date, all Taxes due in respect of any subsequent periods (or portions thereof) ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof. Except as set forth in Section 3.11(a) of the Hampshire Bank Disclosure Schedule, no material: (i) audit examination; (ii) deficiency; or (iii) refund litigation with respect to such returns or periods has been proposed, asserted or assessed or is pending. To its best Knowledge, Hampshire Bank will not have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established.

(b)           Except as set forth in Section 3.11.(b) of the Hampshire Bank Disclosure Schedule, all federal, state and local (and, if applicable, foreign) tax returns filed by Hampshire Bank since December 2007, are complete and accurate in all material respects. Hampshire Bank is not delinquent in the payment of any material Tax, assessment or governmental charge, and has not requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No material deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Hampshire Bank which have not been settled and paid. There are currently no agreements in effect with respect to Hampshire Bank to extend the period of limitations for the assessment or collection of any Tax.

(c)           Except as set forth in Section 3.11(c) of the Hampshire Bank Disclosure Schedules, neither the Transactions nor the termination of the employment of any employees of Hampshire Bank prior to or following consummation of the Transactions could result in Hampshire Bank making or being required to make any “excess parachute payment” as that term is defined in Section 280G of the Code. Except as set forth in Section 3.11(c) of the Hampshire Bank Disclosure Schedule, Hampshire Bank is not a party to any agreement, arrangement, or plan that has resulted, or would result, individually or in the aggregate, in connection with this Agreement, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(d)           Except as set forth in Section 3.11(d) of the Hampshire Bank Disclosure Schedule, Hampshire Bank is not a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

(e)           To Hampshire Bank’s Knowledge, Hampshire Bank is not required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code

(f)            Except as set forth in Section 3.11(f) of the Hampshire Bank Disclosure Schedule, Hampshire Bank has not entered into any agreement with any taxing authority that will bind NBT or NBT Bank after the Closing Date.

3.12.       Undisclosed Liabilities.

Hampshire Bank does not have any liability (contingent or otherwise), excluding contractually assumed contingencies of the nature required to be disclosed in a balance sheet (including the notes thereto) prepared in accordance with GAAP, except: (i) as disclosed in the Hampshire Bank Regulatory Reports, Hampshire Bank Financials or as provided to NBT and NBT Bank in connection with their due diligence inquiry; (ii) for liabilities incurred in the ordinary course of business subsequent to the date hereof consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Hampshire Bank; (iii) for liabilities incurred in connection with this Agreement and the Transactions; or (iv) as set forth in Section 3.12 of the Hampshire Bank Disclosure Schedule.

3.13.       Properties and Assets.

(a)           Section 3.13(a) of the Hampshire Bank Disclosure Schedule lists: (i) all real property owned by Hampshire Bank; (ii) each real property lease, sublease or installment purchase arrangement to which Hampshire Bank is a party; and (iii) a description of each contract for the purchase, sale, or development of real estate to which Hampshire Bank is a party. Except as set forth in Section 3.13(a) of the Hampshire Bank Disclosure Schedule, Hampshire Bank has good and, as to real property, marketable title free and clear of all Liens on all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of Hampshire Bank, and which are reflected on the Hampshire Bank Financials, except: (i) Liens for Taxes not yet due and payable; (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business; and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. All leases pursuant to which Hampshire Bank, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of Hampshire Bank taken as a whole, are assignable, valid and enforceable in accordance with their respective terms, except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on Hampshire Bank.

(b)           Hampshire Bank has not experienced any material uninsured damage or destruction with respect to such properties. All properties and assets used by Hampshire Bank are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or, to Hampshire Bank’s Knowledge, scheduled to become effective. Hampshire Bank enjoys peaceful and undisturbed possession under all leases for the use of all property under which it is the lessee. Hampshire Bank is not in material default with respect to any such lease, and there has occurred no default, or event, which with the lapse of time or the giving of notice, or both, would constitute a material default, by Hampshire Bank under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by Hampshire Bank of any of the property owned, leased, or occupied by them.

3.14.       Insurance.

Section 3.14 of the Hampshire Bank Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Hampshire Bank, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds are in full force and effect and have been in full force and effect since their respective dates of inception. As of the date hereof, Hampshire Bank has not received any notice of cancellation or amendment of any such policy or bond or notice that it is in default under any such policy or bond; no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by Hampshire Bank is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance by Hampshire Bank with all requirements of Law and agreements to which Hampshire Bank is subject or is a party.

3.15.       Reserves.

To Hampshire Bank’s Knowledge, all reserves or other allowances for possible losses reflected in the Hampshire Bank Financials comply in all material respects with all Laws and are adequate under GAAP. Hampshire Bank has not been notified by any Regulatory Authority or Hampshire Bank's independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Hampshire Bank in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Authority or Hampshire Bank's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Hampshire Bank. Hampshire Bank has previously furnished to NBT and NBT Bank a complete list of all extensions of credit and OREO that have been classified by any Regulatory Authority as other loans specially mentioned, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. Hampshire Bank agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Article VI. All OREO held by Hampshire Bank is being carried net of reserves at the lower of cost or net realizable value.

3.16.       Loans.

(a)           To Hampshire Bank’s Knowledge, all loans owned by Hampshire Bank or in which Hampshire Bank has an interest: (i) comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, fair lending Laws, the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection Laws thereunder; and (ii) have been made or acquired in accordance with board of director-approved loan policies and all of such loans are presently collectable, except to the extent reserves have been made against such loans in the Hampshire Bank Financials.

(b)           To Hampshire Bank’s Knowledge, Hampshire Bank holds the mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence Liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by Hampshire Bank are with full recourse to the borrowers (except as set forth at Section 3.16(b) of the Hampshire Bank Disclosure Schedule), and Hampshire Bank has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.16(b) of the Hampshire Bank Disclosure Schedule, all loans purchased or originated by Hampshire Bank and subsequently sold have been sold without recourse to Hampshire Bank and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of September 30, 2011, prepared by Hampshire Bank, which reports include all loans delinquent or otherwise in default and all OREO, have been furnished to NBT and NBT Bank. True, correct and complete copies of the currently effective lending policies and practices of Hampshire Bank also have been furnished to NBT and NBT Bank.

(c)           Except as set forth at Section 3.16(c) of the Hampshire Bank Disclosure Schedule, to Hampshire Bank’s Knowledge, each outstanding loan participation sold by Hampshire Bank was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Hampshire Bank for payment or repurchase in excess thereof. Hampshire Bank has properly fulfilled in all material respects the contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable Laws.

(d)            Hampshire Bank has properly perfected all Liens in any collateral securing any loans made by it and such Liens secure and preserve the priority reflected in the debt and security documents.

(e)           Section 3.16(e) of the Hampshire Bank Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by FRB Regulation O. All such loans: (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. No such loan is presently in default.

3.17.       Investment Securities.

(a)           Except for Liens disclosed on Section 3.17(a) of the Hampshire Bank Disclosure Schedule and except for restrictions that exist for securities that are classified as “held to maturity”, none of the investment securities held by Hampshire Bank is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b)           Except as disclosed on Section 3.17(b) of the Hampshire Bank Disclosure Schedule, Hampshire Bank is not a party to and has not agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange security-based (as defined in the Dodd-Frank Act) or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that: (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

3.18.       Deposits.

Except as set forth in Section 3.18 of the Hampshire Bank Disclosure Schedule, none of the deposits of Hampshire Bank is a “brokered deposit” as defined in the FDIC regulations (12 CFR § 337.6(a)(2)).

3.19.       Labor Matters.

With respect to its employees, Hampshire Bank is not a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Hampshire Bank has not experienced any attempt by organized labor or its representatives to make Hampshire Bank conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Hampshire Bank. There is no unfair labor practice charge or other complaint by any employee or former employee of Hampshire Bank pending before any Governmental Entity arising out of Hampshire Bank's activities, which charge or complaint: (i) has a reasonable probability of an unfavorable outcome; and (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on Hampshire Bank. There is no labor strike or labor disturbance pending or, to Hampshire Bank’s Knowledge, threatened against Hampshire Bank; and Hampshire Bank has not experienced a work stoppage or other labor difficulty. Hampshire Bank is in material compliance with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment and wages and hours.

3.20.       Employee Benefit Plans.

(a)           Hampshire Bank Disclosure Schedule 3.20(a) hereto sets forth a true and complete list of: (i) each employment agreement or change in control agreement (whether written or oral) Hampshire Bank has entered into with any employee, director or officer of Hampshire Bank; and (ii) each pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to “employee benefit plans (within the meaning of Section 3(3) of ERISA), incentive policies, insurance contracts, plans and arrangements and all trust agreements related thereto, sponsored, maintained or adopted by Hampshire Bank (hereinafter, a “Plan”) with respect to any present or former directors, officers or employees of Hampshire Bank.

(b)           Except as set forth on Hampshire Bank Disclosure Schedule 3.20(b), Hampshire Bank has made available to NBT and NBT Bank true and complete copies of each of the following documents: (i) the Plan and related documents (including all amendments thereto); (ii) the most recent annual reports, financials, and actuarial reports, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Plan; and (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be tax -qualified under the Code.

(c)           No liability under Title IV of ERISA has been incurred by Hampshire Bank or any entity which is treated as a single employer with Hampshire Bank for purposes of Code Section 414 (an “ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Hampshire Bank or any ERISA Affiliate of Hampshire Bank of incurring a liability under such Title, other than liability for premium payments to the PBGC, which premiums have been or will be paid when due.

(d)           Neither Hampshire Bank nor any ERISA Affiliate of Hampshire Bank, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which Hampshire Bank or any ERISA Affiliate of Hampshire Bank could, either directly or indirectly, incur a material liability or cost.

(e)           Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that Hampshire Bank or any ERISA Affiliate of Hampshire Bank is required to pay under Section 412 of the Code or under the terms of the Plans.

(f)            Except as set forth on Hampshire Bank Disclosure Schedule 3.20(f), there has been no Material Adverse Effect in the funded status of any Hampshire Bank Plan that is subject to Title IV of ERISA since the inception of such Hampshire Bank Plan. No reportable event under Section 4043 of ERISA has occurred or will occur with respect to any Hampshire Bank Plan on or before the Closing Date other than any reportable event occurring by reason of the Transactions or a reportable event for which the requirement of notice to the PBGC has been waived.

(g)           None of the Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(h)           Except as set forth on Hampshire Bank Disclosure Schedule 3.20(h)(1), a favorable determination letter has been issued by the IRS with respect to the each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such Hampshire Bank Plan satisfies the requirements of Section 401(a) of the Code in all material respects. Each of the Hampshire Bank Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. To Hampshire Bank’s best Knowledge and except as set forth on Schedule 3.20(h)(2), each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code.

(i)            There are no actions, suits or claims pending, or, to the Knowledge of Hampshire Bank, threatened (other than routine claims for benefits) against any Plan, the assets of any Plan or against Hampshire Bank or any ERISA Affiliate of Hampshire Bank with respect to any Plan. There is no judgment, decree, injunction, rule or order of any court, Governmental Entity, Regulatory Authority or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). To Hampshire Bank’s Knowledge, there are no pending or threatened audits, examinations or investigations by any Governmental Entity or Regulatory Authority involving any Plan.

(j)            Except as contemplated by this Agreement and as set forth on Hampshire Bank Disclosure Schedules 3.20(a) and 3.20(j), the consummation of the Transactions will not: (i) entitle any current or former employee or director of Hampshire Bank or any ERISA Affiliate of Hampshire Bank to severance pay, accrued sick pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director; (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director; or (iv) result in a "change in control" or the occurrence of any other event specified in the agreements which would entitle any party to such agreements to any payment thereunder.

(k)           Each Plan which is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code ("COBRA") has been administered in material compliance with such requirements.

(l)            To Hampshire Bank’s Knowledge, each Plan has been operated and administered in all material respects in accordance with its terms and applicable Laws, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act of 1996 and any rules or regulations promulgated thereunder.

3.21.       Environmental Matters.

(a)           Hampshire Bank is in material compliance with all applicable Laws relating to pollution or protection of the environment (including without limitation, Laws relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials).

(b)           There is no suit, claim, action, proceeding, investigation or notice pending or, to Hampshire Bank’s Knowledge, threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which Hampshire Bank has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices, may be, named as a defendant: (x) for alleged material noncompliance (including by any predecessor), with any environmental Law; or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by Hampshire Bank, or to Hampshire Bank’s Knowledge, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by Hampshire Bank.

(c)           During Hampshire Bank's ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

(d)           To Hampshire Bank’s Knowledge, Hampshire Bank has not made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to: (i) any alleged material noncompliance as to any property securing such loan with any environmental Law; or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such Person on any property securing such loan.

3.22.       Internal Controls.

(a)           Hampshire Bank maintains a standard system of accounting established and administered in accordance with GAAP and applicable Laws. Hampshire Bank is not required to implement or maintain disclosure controls and procedures as defined in Rule 13a-15(e) of the Exchange Act.

(b)           Neither Hampshire Bank, nor any of its directors or officers, or, to its Knowledge, any of its employees, accountants or auditors, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, (including, but not limited to any of the forgoing made pursuant to the whistleblower provisions of the Dodd-Frank Act, as codified in the Exchange Act and SEC rules) whether written or oral, regarding the accounting or auditing practices and procedures of Hampshire Bank or its internal accounting controls. There have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by, or initiated at the direction of, the chief executive officer, chief financial officer, legal counsel, the board of directors of Hampshire Bank or any committee thereof.

(c)           No attorney representing Hampshire Bank, whether or not employed by Hampshire Bank, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Hampshire Bank or its officers, directors, employees or agents to the board of directors of Hampshire Bank thereof or to any director or officer of Hampshire Bank.

(d)           To Hampshire Bank’s Knowledge, no employee of Hampshire Bank has provided or is providing information to any law enforcement agency or Regulatory Authority regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law, the whistleblower provisions of the Dodd-Frank Act, as codified in the Exchange Act and SEC rules. To Hampshire Bank’s Knowledge, neither Hampshire Bank nor any of its officers, employees, contractors, subcontractors or agents has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Hampshire Bank in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

3.23.       Intellectual Property.

(a)           Except as set forth in Section 3.23 of the Hampshire Bank Disclosure Schedule, Hampshire Bank owns the entire right, title and interest in and to, or has valid licenses or otherwise has the required legal rights with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of Hampshire Bank, as presently conducted. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, or Liens. Upon consummation of the Transactions, NBT and NBT Bank will be entitled to continue to use all such Intellectual Property, without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by Hampshire Bank in previously disclosed amounts, consistent with past practice).

(b)           The conduct of Hampshire Bank’s business and operations does not infringe or otherwise conflict with the rights of any Person in respect of any of the Intellectual Property. None of the Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from Hampshire Bank.

3.24.       Material Contracts.

(a)           Except as disclosed in Section 3.24 of the Hampshire Bank Disclosure Schedule, Hampshire Bank is not a party to, or bound by: (i) any material contract as defined in Item 601(b)(10) of Regulation S K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of Hampshire Bank) including, but not limited to, any contract arrangement, commitment or understanding (whether written or oral) with respect to the employment of any officer, director, employee or consultant of Hampshire Bank, or any agreement restricting the nature or geographic scope of its business activities in any material respect; or (ii) any agreement, indenture or other instrument relating to the borrowing of money by Hampshire Bank or the guarantee by Hampshire Bank of any such obligation, other than instruments relating to transactions entered into in the customary course of business.

(b)           Neither Hampshire Bank, nor to Hampshire Bank’s Knowledge, any of its counter-parties, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Hampshire Bank.

3.25.       Absence of Certain Changes or Events.

Except for entering into this Agreement and except as set forth in Hampshire Bank Disclosure Schedule 3.25, since December 31, 2010 and until the date of this Agreement:

(a)           Hampshire Bank has conducted its businesses only in the ordinary and usual course of such businesses consistent with its past practices;

(b)           there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Hampshire Bank;

(c)           Hampshire Bank has not declared, paid or set aside any dividends or distributions with respect to the Hampshire Bank Common Stock or any Hampshire Bank Preferred Stock;

(d)           except for supplies or equipment purchased in the ordinary course of business, Hampshire Bank has not made any capital expenditures exceeding individually or in the aggregate $50,000;

(e)           there has not been any write-down or specific reserve established by Hampshire Bank in excess of $100,000 with respect to any of its loans or OREO;

(f)           there has not been any sale, assignment or transfer of any assets by Hampshire Bank in excess of $50,000 other than in the ordinary course of business;

(g)           there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Hampshire Bank to any of its directors, officers or employees, other than in conformity with Hampshire Bank’s policies and practices in the usual and ordinary course of its business;

(h)           except as set forth in Section 3.25(h) of the Hampshire Bank Disclosure Schedule, Hampshire Bank has not paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of its directors, officers or employees; and

(i)           there has been no change in any accounting principles, practices or methods of Hampshire Bank other than as required by GAAP.

3.26.       Affiliate Transactions.

(a)           All “covered transactions” between Hampshire Bank and an “Affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act and the FRB regulations thereunder have been in compliance with such provisions.

(b)           Except as set forth in Hampshire Bank Disclosure Schedule 3.26(b), Hampshire Bank is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Hampshire Bank. All such transactions set forth therein:

(i)  were made in the ordinary course of business; (1) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons; and (2) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Hampshire Bank is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Hampshire Bank has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due. No Regulatory Authority has informed Hampshire Bank that the loan grade classification accorded such loan or credit accommodation by Hampshire Bank is inappropriate.

3.27.       Material Interests of Certain Persons.

Except as set forth in Hampshire Bank Disclosure Schedule 3.27, no current or former officer or director of Hampshire Bank, or any family member or Affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Hampshire Bank.

3.28.       Anti-Takeover Provisions.

No provisions of Hampshire Bank’s organizational documents and no state anti-takeover Law, including, but not limited to “fair price,” “moratorium,” “control share acquisition” or similar Laws: (i) applies to the Merger or the Agreement; (ii) prohibits or restricts the ability of Hampshire Bank to perform its obligations under this Agreement, or its ability to consummate the Transactions; (iii) would have the effect of invalidating or voiding this Agreement or the Merger; or (iv) would subject NBT or NBT Bank to any material impediment or condition in connection with the exercise of any of its rights under this Agreement or the Merger.

3.29.       Fees.

Neither Hampshire Bank, nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the Transactions, except for Hampshire Bank’s retention of Keefe, Bruyette & Woods, Inc. to perform certain financial advisory services.

3.30.       Fairness Opinion.

Hampshire Bank has received the opinion of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Hampshire Bank and its common shareholders.

3.31.       Bank Secrecy Act and CRA Compliance.

(a)           Except as set forth in Section 3.31 of the Hampshire Bank Disclosure Schedule, Hampshire Bank is not aware of, has not been advised of, and has no reason to believe in, the existence of any facts or circumstances which would cause Hampshire Bank to be deemed to be: (i) operating in violation of the Bank Secrecy Act or the Patriot Act and the regulations promulgated thereunder, the regulations promulgated and administered by OFAC, any order issued with respect to anti money laundering by the DOJ or FinCen, any order issued by OFAC, or any other applicable anti-money laundering Laws; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy, data protection or security breach notification Laws, including, without limitation, the GLBA and the provisions of the information security program adopted pursuant to 12 CFR Part 332. Hampshire Bank is not aware of any facts or circumstances which would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third Person in a manner which would cause it or Hampshire Bank to undertake any remedial action. Hampshire Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification and verification procedures that comply with all applicable Laws.

(b)           Hampshire Bank has received a rating of “satisfactory” in its most recent examination or interim review with respect to the CRA. Hampshire Bank is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause Hampshire Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a CRA rating of lower than “satisfactory” by any Regulatory Authority.

3.32.       Tax Treatment of the Merger.

Hampshire Bank has no Knowledge of any fact or circumstance relating to it that would prevent the Transactions from qualifying as a reorganization under Section 368 of the Code. It is the intention of the parties that the Transactions be qualified as a reorganization under Section 368(a) of the Code and that the parties will execute and deliver such documents as are necessary or convenient to such qualification.

3.33.       Hampshire Bank Information.

The information relating to Hampshire Bank provided herein and to be provided by Hampshire Bank to be contained in the Proxy Statement-Prospectus do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement-Prospectus (except for the portions thereof relating solely to NBT and NBT Bank, as to which Hampshire Bank makes no representation or warranty) will comply in all material respects with the provisions of applicable Laws.

3.34.       Trust Powers.

Hampshire Bank does not exercise trust powers or act as a fiduciary, trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to assets held other than acting as a trustee or custodian with respect to IRA accounts related to insured deposits or as trustee or custodian for other insured deposits held.

3.35.       Indemnification.

Except as set forth in Hampshire Bank Disclosure Schedule 3.35 and except as provided in Hampshire Bank’s engagement agreement with Keefe, Bruyette & Woods, Inc. or the organizational documents of Hampshire Bank, Hampshire Bank is not a party to any indemnification agreement with any of its present, past or future directors, officers, employees, agents or other Persons who serve or served in any other capacity with any other enterprise at the request of Hampshire Bank and, except as set forth in Hampshire Bank Disclosure Schedule 3.35, to Hampshire Bank’s Knowledge, there are no claims for which any Person would be entitled to indemnification by Hampshire Bank under its organizational documents, applicable Laws or any indemnification agreements or understandings.

3.36.       Related Agreements.

(a)           Each director of Hampshire Bank has delivered to NBT and NBT Bank, concurrently with the execution of this Agreement, the Voting and Non-Competition Agreement in the form of Exhibit A hereto. To Hampshire Bank’s Knowledge, the Voting and Non-Competition Agreement has been duly and validly executed and delivered by each Person that is a party thereto and constitutes the valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(b)           Meridian has delivered to NBT and NBT Bank, concurrently with the execution of this Agreement, the Meridian Voting Agreement in the form of Exhibit B hereto. To Hampshire Bank’s Knowledge, the Meridian Voting Agreement has been duly and validly executed and delivered by Meridian and constitutes the valid and binding obligation of Meridian, enforceable against Meridian in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

3.37.       Information Security.

Hampshire Bank has taken reasonable precautions to safeguard the information technology networks and systems utilized in the operation of its business, including the implementation of procedures to ensure that such information technology systems are materially free from disabling codes or instructions, timers, copy protection devices, “back door”, “time bomb”, “Trojan horse”, “worm”, “virus” or other software routines or hardware components that in each case permits unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to Hampshire Bank’s Knowledge, to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

3.38.       Electronic Data Processing Termination Fee and Related Costs.

To Hampshire Bank’s best Knowledge after consultation with its legal counsel, as of the first day of the month immediately following the date of this Agreement, the termination fee and related costs payable by Hampshire Bank to Metavante Corporation, pursuant to that certain Technology Outsourcing Agreement by and between Hampshire Bank and Metavante dated July 6, 2006, as amended, will not exceed  $1,000,000.

Article IV.
Representations and Warranties of NBT And NBT Bank

NBT and NBT Bank hereby make the following representations and warranties to Hampshire Bank, each of which is being relied upon by Hampshire Bank as a material inducement to enter into and perform this Agreement. NBT and NBT Bank represent and warrant to Hampshire Bank that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the NBT Disclosure Schedules delivered by NBT and NBT Bank to Hampshire Bank on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any Section of such NBT Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another Section of this Agreement.

4.1.         Capitalization.

The authorized capital stock of NBT consists of 50,000,000 shares of common stock, par value $.01 per share, of which, as of the date hereof, 38,035,539 shares are issued, 33,103,326 shares are outstanding and 4,932,213 shares are held in treasury, and 2,500,000 shares of preferred stock, none of which are issued. Except for shares reserved in connection with NBT director and employee compensation, as set forth in NBT Disclosure Schedule 4.1, as of the date hereof, no shares of NBT Common Stock are reserved for issuance. All outstanding shares of NBT Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. Except as set forth in Section 4.1 of the NBT Disclosure Schedule, there are no authorized, issued or outstanding options, units or other rights with respect to the NBT Common Stock. None of the shares of NBT Common Stock has been issued in violation of the preemptive rights of any Person.

4.2.         Corporate Organization.

(a)           NBT is a duly organized corporation, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NBT. NBT is registered as a financial holding company under the BHCA. The certificate of incorporation and bylaws of NBT, copies of which are attached as Section 4.2(a) of the NBT Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. NBT Bank is the only Subsidiary of NBT that qualifies as a “Significant Subsidiary,” as such term is defined in Regulation S X, promulgated by the SEC.

(b)           NBT Bank is a national bank, duly organized and validly existing and in good standing under the Laws of the United States. NBT Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or the location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The articles of association and by-laws of NBT Bank, copies of which are attached in Section 4.2(b) of the NBT Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

4.3.         Authority; No Violation.

(a)           NBT and NBT Bank have full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the board of directors of each of NBT and NBT Bank. Except for the adoption of this Agreement by NBT as the sole shareholder of NBT Bank, no other corporate proceedings on the part of NBT or NBT Bank will be necessary to approve this Agreement or consummate the Transactions. This Agreement has been duly and validly executed and delivered by NBT and NBT Bank and, subject to receipt of the required regulatory approvals specified herein, will constitute valid and binding obligations of NBT and NBT Bank, enforceable against each of NBT and NBT Bank in accordance with its terms, except as enforcement may be limited by general principles of equity, and by bankruptcy, insolvency and similar Laws affecting creditors' rights and remedies generally.

(b)           Neither the execution and delivery of this Agreement by NBT and NBT Bank, nor the consummation by NBT or NBT Bank, as the case may be, of the Transactions, nor compliance by NBT or NBT Bank with any of the terms or provisions hereof, will: (i) violate any provision of the certificate of incorporation or bylaws of NBT or the articles of association or the bylaws of NBT Bank; or (ii) violate any Laws applicable to NBT or NBT Bank or any of their properties or assets; or (iii) violate, conflict with, or result in a breach of, any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon, any of the properties or assets of NBT or NBT Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NBT or NBT Bank is a party, or by which they or any of their properties or assets may be bound or affected.

4.4.         Regulatory Filings.

NBT and NBT Bank have filed all reports required by Laws to be filed with any Regulatory Authority, and such reports were prepared in accordance with the applicable Laws and instructions in existence as of the date of filing of such reports in all material respects, and none of the reports contain any untrue statement of a material fact. NBT and NBT Bank are not aware of any reason why any of the required regulatory approvals to be obtained in connection with the Merger should not be granted by such Regulatory Authorities or why such regulatory approvals should be conditioned on any requirement which would be a significant impediment to NBT's or NBT Bank’s ability to carry on its business.

4.5.         Securities Documents.

Since January 1, 2008, NBT has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“NBT SEC Reports”) required to be filed by it with the SEC. As of their respective dates, the NBT SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the NBT SEC Reports has been incorporated by reference, the NBT SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. NBT has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the NBT SEC Reports.

4.6.         NBT and NBT Bank Information.

The information relating to NBT and NBT Bank provided herein and to be provided by NBT and NBT Bank to be contained in the Proxy Statement-Prospectus, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

4.7.         Consents and Approvals.

(a)           Except for: (i) the filing of applications, notices or waiver requests, as applicable, as to the Merger with the OCC, the FRB, the FDIC and the NHBD, as well as any other applications and notices required by Laws related to the Merger and approval of the foregoing applications and notices; (ii) the filing of the Articles of Merger or other appropriate filing with the OCC, the NHBD and the New Hampshire Secretary of State, as applicable; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Laws including, if applicable, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the securities or antitrust Laws of any foreign country; and (iv) such filings, authorizations or approvals as may be set forth in Section 4.7 of the NBT Disclosure Schedule; (v) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” Laws, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with: (1) the execution and delivery by NBT and NBT Bank of this Agreement; or (2) the consummation by NBT and NBT Bank of the Merger and the Transactions, except in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of NBT or NBT Bank to consummate the Transactions.

(b)           NBT and NBT Bank hereby represent to Hampshire Bank that they have no Knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.7(a) cannot be obtained or granted on a timely basis and that they will promptly notify Hampshire Bank should they acquire such Knowledge.

4.8.          Compliance with Applicable Laws.

Except as set forth in Section 4.8 of the NBT Disclosure Schedule, each of NBT and NBT Bank has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither NBT nor NBT Bank has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that have not heretofore been substantially cured and for which there is no remaining material liability.

4.9.           Legal Proceedings.

Except as set forth in Section 4.9 of the NBT Disclosure Schedule: (i) neither NBT nor NBT Bank is a party to any, and there are no pending, or to the Knowledge of NBT or NBT Bank, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against NBT or NBT Bank in which, to the Knowledge of NBT, there is a reasonable probability of any material recovery against or other Material Adverse Effect upon NBT or NBT Bank or which challenge the validity or propriety of the Transactions; and (ii) there is no injunction, order, judgment, decree, or regulatory restriction imposed upon NBT, NBT Bank or their respective assets.

4.10.       Merger Consideration; Adequate Resources.

NBT will have, at the Effective Time, unissued shares of NBT Common Stock and shares of Common Stock held in its treasury, that are not reserved for any other purpose, sufficient to issue the number of shares of NBT Common Stock contemplated by Article II, and a sufficient amount of cash to pay the amount contemplated by Article II. The shares of NBT Common Stock to be issued as Merger Consideration will be duly authorized, validly issued, fully paid, nonassessable and not subject to any preemptive rights.

4.11.       Financial Statements; Books and Records.

NBT Bank has delivered to Hampshire Bank the NBT Regulatory Reports and NBT has delivered to Hampshire Bank the NBT Financials, all of which fairly present in all material respects, the consolidated financial position of NBT and NBT Bank as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and, in the case of the audited financial statements, cash flows of NBT for the periods then ended and the results of operations for NBT Bank for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP, as applicable, applied on a consistent basis (except as otherwise stated therein). The NBT Financials reflecting information after the date of this Agreement will fairly present in all material respects, the consolidated financial position of NBT and NBT Bank as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and, in the case of the audited financial statements, cash flows of NBT and NBT Bank for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP as applicable, applied on a consistent basis. The books and records of NBT and NBT Bank fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable Laws and accounting requirements in all material respects. The minute books of NBT and NBT Bank contain records which are accurate in all material respects regarding all corporate actions of each of their respective shareholders and boards of directors (including committees of their respective boards of directors) set forth therein.

4.12.       Undisclosed Liabilities.

Neither NBT nor NBT Bank has any liability (contingent or otherwise), excluding contractually assumed contingencies of the nature required to be disclosed in a balance sheet (including the notes thereto) prepared in accordance with GAAP, except: (i) as disclosed in the NBT Bank Regulatory Reports, NBT Financials or as provided to Hampshire Bank in connection with its due diligence inquiry; (ii) for liabilities incurred in the ordinary course of business subsequent to the date hereof consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on NBT or NBT Bank; and (iii) for liabilities incurred in connection with this Agreement and the Transactions; or (iv) as set forth in Section 4.12 of the NBT Disclosure Schedule.

4.13.       Tax Treatment of the Merger.

NBT and NBT Bank have no Knowledge of any fact or circumstance relating to it that would prevent the Transactions from qualifying as a reorganization under Section 368 of the Code. It is the intention of the parties that the Transactions be qualified as a reorganization under Section 368(a) of the Code and that the parties will execute and deliver such documents as are necessary or convenient to such qualification.

4.14.       Taxes.

NBT and NBT Bank are members of the same affiliated group within the meaning of Code Section 1504(a).NBT files and has consistently filed its tax returns on a consolidated basis with NBT Bank pursuant to Section 1501 of the Code. NBT has duly filed all federal, state and material local tax returns required to be filed by or with respect to NBT on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of NBT, being accurate and correct in all material respects) and have duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from NBT by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, NBT has received no written notice of, and to NBT’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of NBT, and no written claim has been made by any authority in a jurisdiction where NBT  does not file tax returns that NBT is subject to taxation in that jurisdiction. NBT has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. NBT has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, shareholder or other third party.

4.15.       Ownership of Property; Insurance Coverage.

NBT and NBT Bank have good and, as to real property, marketable title to all material assets and properties owned by NBT and NBT Bank in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the NBT Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Reserve Bank of New York or the Federal Home Loan Bank of New York or inter-bank credit facilities, (ii) statutory Liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the NBT Financial Statements. NBT and NBT Bank, as lessee, have the right under valid and enforceable leases of real and personal properties used by NBT and NBT Bank in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. To NBT and NBT Bank’s knowledge, neither NBT nor NBT Bank is in default in any material respect under any lease for any real or personal property to which either NBT or NBT Bank is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on NBT or NBT Bank.

4.16.       Environmental Matters.

(a)           NBT and NBT Bank are in material compliance with all applicable Laws relating to pollution or protection of the environment (including without limitation, Laws relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials).

(b)           There is no suit, claim, action, proceeding, investigation or notice pending or, to NBT and NBT Bank’s Knowledge, threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which NBT or NBT Bank has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices, may be, named as a defendant: (x) for alleged material noncompliance (including by any predecessor), with any environmental Law; or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by NBT or NBT Bank, or to NBT and NBT Bank’s Knowledge, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by NBT or NBT Bank.

(c)           During NBT and NBT Bank’s ownership or operation of any of their properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

(d)           To NBT and NBT Bank’s Knowledge, NBT and NBT Bank have not made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to: (i) any alleged material noncompliance as to any property securing such loan with any environmental Law; or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such Person on any property securing such loan.

4.17.       Internal Controls.

(a)           NBT maintains a standard system of accounting established and administered in accordance with GAAP and applicable Laws. NBT has implemented and maintains disclosure controls and procedures as defined in Rule 13a-15(e) of the Exchange Act.

(b)           Neither NBT, nor any of its directors or officers, or, to its Knowledge, any of its employees, accountants or auditors, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, (including, but not limited to any of the forgoing made pursuant to the whistleblower provisions of the Dodd-Frank Act, as codified in the Exchange Act and SEC rules) whether written or oral, regarding the accounting or auditing practices and procedures of NBT or its internal accounting controls. There have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by, or initiated at the direction of, the chief executive officer, chief financial officer, legal counsel, the board of directors of NBT or any committee thereof.

(c)           No attorney representing NBT, whether or not employed by NBT, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by NBT or its officers, directors, employees or agents to the board of directors of NBT thereof or to any director or officer of NBT.

(d)           To NBT’s Knowledge, no employee of NBT has provided or is providing information to any law enforcement agency or Regulatory Authority regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law, the whistleblower provisions of the Dodd-Frank Act, as codified in the Exchange Act and SEC rules. To NBT and NBT Bank’s Knowledge, neither NBT or NBT Bank or any of their officers, employees, contractors, subcontractors or agents has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of NBT or NBT Bank in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

Article V.
Covenants of the Parties

5.1.         Conduct of Hampshire Bank Business.

From the date of this Agreement to the Effective Time, Hampshire Bank will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of NBT and NBT Bank. Hampshire Bank will use commercially reasonable efforts to: (i) preserve its business; (ii) maintain good relationships with employees; and (iii) preserve for itself the good will of vendors, depositors, borrowers and other customers of Hampshire Bank with whom business relationships exist. From the date hereof to the Effective Time, except as otherwise consented to or approved by NBT and NBT Bank in writing or as permitted or required by this Agreement or applicable Laws, Hampshire Bank will not:

(a)           change any provision of its articles of agreement or bylaws;

(b)           except as set forth in Section 5.1(b) of the Hampshire Bank Disclosure Schedules, change the number of authorized or issued shares of Hampshire Bank Common Stock or Hampshire Bank Preferred stock or issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of Hampshire Bank Common Stock or Hampshire Bank Preferred Stock;

(c)           except as set forth in Section 5.1(c) of the  Hampshire Bank Disclosure Schedule, grant any severance or termination pay (other than pursuant to policies, written agreements or practices of Hampshire Bank in effect on the date hereof and provided to NBT and NBT Bank prior to the date hereof) to, or enter into or amend any employment agreement with, or increase the compensation of, any employee, officer or director of Hampshire Bank, except for routine periodic increases, individually and in the aggregate, in accordance with past practice or hire any employee other than the hiring of at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business;

(d)           merge or consolidate Hampshire Bank with any other corporation or depository institution, sell or lease all or any substantial portion of the assets or business of Hampshire Bank, make any acquisition of all or any substantial portion of the business or assets of another Person other than in connection with the collection of any loan or credit arrangement between Hampshire Bank and any other parties, enter into a purchase and assumption transaction with respect to deposits and liabilities; or file an application for a certificate of authority to establish, occupy, lease or purchase a new branch office, loan production office or representative office;

(e)           sell, gift, transfer, hypothecate, pledge, encumber or otherwise dispose of the Hampshire Bank Common Stock or Hampshire Bank Preferred Stock or any asset, property or business of Hampshire Bank (other than in connection with deposits, repurchase agreements, Hampshire Bank acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds”) other than in the ordinary course of business consistent with past practice, or modify in any material way the manner in which Hampshire Bank has heretofore conducted its business or enter into any new line of business, incur or guaranty any indebtedness for borrowed money except in the ordinary course of business consistent with past practice;

(f)            take any action which would result in any of the representations and warranties of Hampshire Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VII hereof not being satisfied;

(g)           waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which Hampshire Bank is a party, other than in the ordinary course of business, consistent with past practice;

(h)           implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost or as are required under applicable Law;

(i)            except for commitments already made, as disclosed on Section 5.1(i)) of the Hampshire Bank Disclosure Schedule,  compromise, extend or restructure any loan with an unpaid principal balance exceeding $250,000 without NBT’s and NBT Bank’s consent, provided however that with respect to such compromise, extension or restructure, NBT and NBT Bank shall inform Hampshire Bank of their consent or objection within five (5) business days after Hampshire Bank’s request for such consent. Failure of NBT and NBT Bank to respond to such request within such time shall be deemed the granting of NBT’s and NBT Bank’s consent;

(j)           except for commitments already made, as disclosed on Section 5.1(j) of the Hampshire Bank Disclosure Schedule, sell, exchange or otherwise dispose of any investment securities prior to scheduled maturity or loans that are held for sale, except as consistent with past practices and policies;

(k)           purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc., except as consistent with past practices and policies;

(l)            except consistent with past practice, make any loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any Affiliate, or compromise, extend, renew or modify any such commitment outstanding;

(m)          except consistent with past practice, enter into, renew, extend or modify any other transaction with any Affiliate;

(n)          enter into any interest rate swap or similar commitment, derivative security, collateralized debt obligation or any other commitment, agreement or arrangement which is not consistent with past practice and which increases Hampshire Bank’s credit or interest rate risk over the levels existing at the date hereof;

(o)           change its accounting method, practice or principles of accounting except as may be required by GAAP or by a Regulatory Authority;

(p)           except for accepting deposits and selling certificates of deposit and other contracts in the ordinary course of business, enter into any contract for an amount in excess of $25,000;

(q)           make any capital expenditure in any transaction or series or transactions in excess of $25,000;

(r)            enter into any new line of business;

(s)           take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or materially misleading or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Laws; or

(t)            agree to do any of the foregoing.

5.2.         Access; Confidentiality.

(a)           From the date of this Agreement through the Effective Time, Hampshire Bank, and NBT/NBT Bank shall afford the other and its accountants, counsel and other authorized agents and representatives, complete access to its properties, assets, books and records and personnel, at reasonable hours and after reasonable notice, and the officers of Hampshire Bank and NBT/NBT Bank respectively, will furnish any party making such investigation with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the party making such investigation shall from time to time reasonably request. NBT/NBT Bank and Hampshire Bank shall conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships.

(b)           NBT and NBT Bank shall receive notice of all meetings of the Hampshire Bank board of directors and any committees thereof. Hampshire Bank shall promptly furnish to NBT and NBT Bank true copies of the minutes of all such meetings except for the portion of the minutes which shall relate to the Merger or a Superior Competing Proposal. NBT and NBT Bank will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(c)           If this Agreement is terminated, NBT/NBT Bank and Hampshire Bank, upon the written request of the other party within thirty (30) days after such termination, will destroy or return all documents and records obtained from the other or their respective representatives during the course of any investigation and will cause all information with respect to Hampshire Bank or NBT/NBT Bank obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party which has obtained such information or any of its respective representatives or agents and except to the extent disclosure of any such information is legally required. NBT/NBT Bank and Hampshire Bank shall give prompt notice to the other of any contemplated disclosure where such disclosure is so legally required.

5.3.         Further Actions of Hampshire Bank and NBT/NBT Bank.

(a)           NBT/NBT Bank and Hampshire Bank will prepare all applications and notices and make all filings for and use their best commercially reasonable efforts to obtain as promptly as practicable after the date hereof, all necessary permits consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Transactions.

(b)           Hampshire Bank and NBT/NBT Bank will furnish the other with all information concerning it as may be necessary or advisable in connection with any application, notice or other filing made by or on behalf of the requesting party to any Regulatory Authority in connection with the Transactions.

(c)           Prior to the filing thereof, Hampshire Bank and NBT/NBT Bank will furnish to the other and afford the other a reasonable opportunity to examine and comment thereon, a true and complete copy of all applications, notices and other filings with Regulatory Authorities concerning the Merger and this Agreement.

(d)           Except for those items deemed confidential by Regulatory Authorities, NBT/NBT Bank and Hampshire Bank will promptly furnish to each other copies of written communications to or received from any Regulatory Authority in respect of the Transactions. If Hampshire Bank, NBT or NBT Bank believe that a document or information is confidential under applicable Laws, and such document or information would be otherwise disclosable under this Section 5.3(d), the party possessing such document or information shall promptly and in good faith seek approval or non-objection to such disclosure from the appropriate Regulatory Authority.

(e)           Hampshire Bank and NBT/NBT Bank shall deliver to the other as soon as practicable after the end of each month and each fiscal quarter prior to the Effective Time, commencing with the month ended September 30, 2011, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income for the period then ended, which financial statements shall be prepared in accordance with GAAP, consistently applied and shall fairly reflect its consolidated financial condition and consolidated results of operations for the periods then ended, which financial statements may be included respectively in the Hampshire Bank and NBT Regulatory Reports delivered pursuant hereto.

(f)            From the date of this Agreement through the Effective Time, Hampshire Bank and NBT each shall: i) maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business; ii) maintain, books of account and records in accordance with past practice and those principles used in preparing the financial statements heretofore delivered; and iii) file all federal, state, and local tax returns required to be filed by them and pay all Taxes shown to be due on such returns on or before the date such payment is due.

(g)           NBT/NBT Bank and Hampshire Bank shall meet on a regular basis to discuss and plan for the conversion of Hampshire Bank and Hampshire Bank’s data processing and related electronic informational systems to those used by NBT and NBT Bank, which planning shall include, but not be limited to, discussion of the possible termination by Hampshire Bank of third-party service provider arrangements effective at the Closing Date or at a date thereafter, non-renewal of personal property leases and software licenses used by Hampshire Bank or Hampshire Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion.

(h)           NBT shall file current reports on Form 8-K as required under the Exchange Act in connection with this Agreement, the Merger and the Transactions.

5.4.         Subsequent Events.

Until the Effective Time, each party will immediately advise the other party of any fact or occurrence, or any pending or threatened occurrence of which it obtains Knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective Time) would make the performance by a party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to a party’s obligation under this Agreement not to be fully satisfied.

5.5.         Employee Matters.

(a)           Subject to a pre-Closing evaluation of personnel records, NBT and NBT Bank shall offer to retain all of Hampshire Bank’s branch employees. Other Hampshire Bank employees whose positions might be eliminated or whose responsibilities might be materially changed as a result of the Merger will be considered for open positions within NBT and NBT Bank as set forth in this Section 5.5. Following the execution of this Agreement, NBT/NBT Bank shall notify the President of Hampshire Bank or his designee of employment opportunities that become available at NBT or NBT Bank. Within five (5) business days of such notice, Hampshire Bank shall notify the NBT Director of Human Resources of individuals who have an interest in applying for the open position(s). These individuals will be given first opportunity to fill the open position(s), provided they qualify for the position(s). In the event that NBT does not receive notification within the five (5) business days, or determines that the applicant is not qualified, it will offer the open position(s) to other candidates. In the event that a Hampshire Bank employee is selected for the open position, Hampshire Bank and NBT shall mutually agree on a date the employee will assume his/her new job duties.

(b)           NBT will pay to Hampshire Bank employees who are not parties to employment, severance, change of control or like agreements and whose employment is terminated other than for cause or voluntarily during the period beginning on the date of this Agreement, up to and including the Closing Date, a cash severance benefit equal to two (2) weeks of salary for each year of service with Hampshire Bank, with a minimum benefit equal to two (2) weeks salary. Except as set forth in Section 5.5(b) of the Hampshire Bank Disclosure Schedule, years of service with Hampshire Bank to be credited under this Section 5.5(b) does not include credited service with another employer. NBT and NBT Bank intend to honor all of Hampshire Bank’s existing employment, severance, change of control and like agreements such as directors’ deferred compensation plans, SERPs and split dollar insurance policies. Notwithstanding anything contained therein or in this Agreement, no payment shall be made under any employment, retention bonus, deferred compensation, change of control and severance contract or plan that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code) or that would be prohibited by any Regulatory Authority to which Hampshire Bank is subject.

(c)           After the Effective Time, employees of Hampshire Bank who become employed by NBT or NBT Bank will be eligible for employee benefits that NBT or NBT Bank, as the case may be, provides to its employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such employees, provided that nothing in this Agreement shall require any duplication of benefits. NBT or NBT Bank will: (i) give credit to employees of Hampshire Bank with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) of NBT or NBT Bank, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable employee welfare benefit plans of Hampshire Bank and to waive preexisting condition limitations to the same extent waived under the corresponding plan; and (ii) treat, and cause its applicable benefit plans to treat, the service of the Hampshire Bank employees with Hampshire Bank as service rendered to NBT or NBT Bank, as applicable: (a) for purposes of eligibility to participate and vesting, but not for benefit accrual under any defined benefit plan (including minimum pension amount) attributable to any period before the Effective Time; and (b) for vacation and sick leave benefits. Benefits under NBT and NBT Bank pension plans, if any, shall be determined solely with reference to service with NBT and/or NBT Bank.

(d)           SERP.  Immediately on or prior to the Effective Time, Hampshire Bank shall, in cooperation with NBT and NBT Bank, subject to the occurrence of the Effective Time, terminate the Supplemental Retirement Plan for James M. Dunphy and the amounts due thereunder shall be paid in a lump sum to Mr. Dunphy on or prior to the Effective Time in accordance with Section 409A of the Code.

(e)           Automobile.  Immediately on or prior to the Effective Time, Hampshire Bank shall, in cooperation with NBT and NBT Bank, subject to the occurrence of the Effective Time, terminate the Executive Vehicle Agreement for James M. Dunphy (the “Vehicle Agreement”) and Mr. Dunphy shall have no rights or benefits under the Vehicle Agreement on and after the Effective Time.

(f)            Incentive Compensation Plan.  Immediately on or prior to the Effective Time, Hampshire Bank shall, in cooperation with NBT and NBT Bank, subject to the occurrence of the Effective Time, terminate the Incentive Compensation Plan and the amounts due thereunder shall be paid in a lump sum on or prior to the Effective Time in accordance with Section 409A of the Code, provided that to the extent the payment would constitute a "parachute payment" (as such term is defined in Section 280G of the Code), the payment will be reduced to $1.00 less than the amount that would be considered a "parachute payment."

(g)           Cancellation of Consulting and Employment Agreement at the Effective Time. Immediately on or prior to the Effective Time, Hampshire Bank shall, subject to the occurrence of the Effective Time, pay James M. Dunphy a cash lump sum payment as set forth in Hampshire Bank Disclosure Schedule 5.5(g), in exchange for the termination of the Consulting and Employment Agreement entered into with Mr. Dunphy (“Employment Agreement”), provided that the Employment Agreement terminates at the Effective Time, and provided further that to the extent the payment would constitute a “parachute payment” (as described in paragraph (f) of this Section 5.5), the payment will be reduced to $1.00 less than the amount that would be considered a “parachute payment.”

(h)           New Employment Agreement.  NBT and NBT Bank will offer James M. Dunphy an executive level position with NBT and NBT Bank and will also enter into an agreement with Mr. Dunphy reflecting the terms of employment, with such agreement signed and dated as of the date of this Agreement, subject to the occurrence of the Effective Time. A true, accurate and complete executed original of such agreement is set forth in NBT Disclosure Schedule 5.5(h).

5.6.         Publicity.

Except as otherwise required by applicable Laws, so long as this Agreement is in effect, neither Hampshire Bank nor NBT/NBT Bank shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the Transactions, without the consent of the other party, which consent shall not be unreasonably withheld. Hampshire Bank and NBT/NBT Bank shall cooperate to prepare a joint press release announcing the signing of this Agreement and the Transactions.

5.7.         Section 16 Matters.

Prior to the Effective Time, NBT shall take all such steps as may be required to cause any acquisitions of NBT Common Stock resulting from the Transactions by each director or officer of Hampshire Bank who becomes subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to NBT to be exempt under Rule 16b-3 promulgated under the Exchange Act. Hampshire Bank agrees to promptly furnish NBT with all requisite information necessary for NBT to take the actions contemplated by this Section 5.7.

5.8.         Indemnification.

(a)           From and after the Effective Time through the sixth anniversary of the Effective Time, NBT agrees to indemnify and hold harmless each present and former director and officer of Hampshire Bank and each officer or employee of Hampshire Bank that is serving or has served as a director or officer of another entity expressly at Hampshire Bank’s request or direction (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the Transactions), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such Person would have been indemnified or have the right to advancement of expenses pursuant to Hampshire Bank’s articles of agreement and bylaws as in effect on the date of this Agreement and to the fullest extent permitted by Law.

(b)           Any Indemnified Party wishing to claim indemnification under this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify NBT thereof, but the failure to so notify shall not relieve NBT of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice NBT. NBT shall use its reasonable best efforts to maintain Hampshire Bank’s existing directors’ and officers’ liability insurance policy or provide a policy providing comparable coverage and amounts to the Persons currently covered by Hampshire Bank’s existing policy for a period of 6 years after the Effective Time; provided, however, that in no event shall NBT be obligated to expend, in order to maintain or provide such insurance coverage an amount in the aggregate in excess of 150% of the amount of the annual premiums paid by Hampshire Bank as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, NBT shall obtain the most advantageous coverage obtainable for a premium equal to the Maximum Insurance Amount.

(c)           In the event NBT or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of NBT assume the obligations set forth in this Section 5.8.

5.9.         Exclusivity/Competing Proposals.

(a)           Hampshire Bank shall not, and shall not permit any Affiliate of Hampshire Bank or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by Hampshire Bank or any Hampshire Bank Affiliate to, directly or indirectly, solicit, encourage, or initiate discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any Person other than NBT or NBT Bank concerning any proposal or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in Section 1.1), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action (except that Hampshire Bank officers and directors may respond to inquiries from analysts, Regulatory Authorities and holders of Hampshire Bank Common Stock and Hampshire Bank Preferred ”Stock in the ordinary course of business); and Hampshire Bank shall notify NBT and NBT Bank immediately if any such discussions or negotiations are sought to be initiated with Hampshire Bank by any Person other than NBT or NBT Bank or if any such requests for information, inquiries, proposals or communications are received from any Person other than NBT or NBT Bank; provided, however, that nothing contained in this Section 5.9(b) shall prohibit the Hampshire Bank board of directors from (i) complying with its disclosure obligations under federal or state Law; or (ii) prior to the Hampshire Bank Shareholder Meeting (as defined in Section 5.11), furnishing information to, or entering into discussions or negotiations with, any Person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) such Acquisition Proposal did not result from a breach of this Section 5.9 by Hampshire Bank, (B) the Hampshire Bank board of directors or any appropriate committee thereof has determined in its good faith judgment, after consultation with Hampshire Bank’s financial advisor and legal counsel, that such Acquisition Proposal is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory aspects of the proposal and the Person making the proposal, and (C) the Hampshire Bank board of directors or any appropriate committee thereof has determined that such Acquisition Proposal is reasonably likely to result in a transaction more favorable to Hampshire Bank’s shareholders from a financial point of view than the Merger (taking into account all relevant factors, including, without limitation, the timing of consummation as compared to the Merger (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a “Superior Competing Proposal”).

(b)           Hampshire Bank shall notify NBT and NBT Bank promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Hampshire Bank or for access to the properties, books, or records of Hampshire Bank by any Person that informs the Hampshire Bank board of directors or a member of senior management of Hampshire Bank that it is considering making, or has made, an Acquisition Proposal. Such notice to NBT and NBT Bank shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Hampshire Bank, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. Hampshire Bank shall keep NBT and NBT Bank fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. Hampshire Bank also shall promptly, and in any event within twenty-four (24) hours, notify NBT, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.10(a).

5.10.       Meeting of Shareholders.

Hampshire Bank will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering and voting on approval and adoption of this Agreement and the Merger (the “Hampshire Bank Shareholders Meeting”), except as otherwise provided in this Section 5.10, (ii) in connection with the solicitation of proxies with respect to the Hampshire Bank Shareholders Meeting, have its board of directors recommend approval of this Agreement to the Hampshire Bank shareholders; and (iii) cooperate and consult with NBT with respect to each of the foregoing matters. The board of directors of Hampshire Bank may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such board of directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable Law.

5.11.       Proxy Statement-Prospectus; Merger Registration Statement.

(a)           For the purposes (i) of registering NBT Common Stock to be offered to holders of Hampshire Bank Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) of holding the Hampshire Bank Shareholders Meeting, NBT shall draft and prepare, and Hampshire Bank shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking Laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Hampshire Bank to the Hampshire Bank shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). NBT shall provide Hampshire Bank and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate (as determined by the parties and their respective legal counsels)  comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. NBT shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of NBT and Hampshire Bank shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Hampshire Bank shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. NBT shall also use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Transactions, and Hampshire Bank shall furnish all information concerning Hampshire Bank and the holders of Hampshire Bank Common Stock as may be reasonably requested in connection with any such action.

(b)           NBT shall, as soon as practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the Transactions. NBT will advise Hampshire Bank promptly after NBT receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of NBT Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and NBT will provide Hampshire Bank with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Hampshire Bank may reasonably request. NBT shall apply for, and shall use reasonable best efforts to obtain approval to  quote the shares of NBT Common Stock to be issued in the Merger on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the Effective Time.

(c)           Hampshire Bank and NBT shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Hampshire Bank shall cooperate with NBT in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and NBT shall file an amended Merger Registration Statement with the SEC, and Hampshire Bank shall mail an amended Proxy Statement-Prospectus to its shareholders.

5.12.       No Market Manipulation.

From the date of this Agreement until the Effective Time or this Agreement terminates, NBT/NBT Bank and Hampshire Bank and their Affiliates shall not directly or indirectly purchase, or sell, any shares of NBT Common Stock or any security measured by reference to NBT Common Stock, except pursuant to employee or director stock option plans and defined contribution plans established under Section 401(k) of the Code, stock buy-back or other plans or programs authorized by the board of directors of NBT or NBT Bank.

5.13.       Reservation of Stock.

NBT agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of NBT Common Stock to fulfill its obligations under this Agreement.

5.14.       No Impairment.

Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or not to be taken by any third party, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on any of the parties.

5.15.       Loan Participations.

Hampshire Bank Disclosure Schedule 5.15 identifies by borrower name each loan with respect to which Hampshire Bank is a participant with EBSB and with respect to which EBSB is the lead lender (each, a “Participation Loan”). As soon as practicable following the date of this Agreement, but not later than ten (10) days prior to the Closing Date, Hampshire shall resell, reconvey and put back to EBSB, at stated value without premium or discount, all of its right, title and interest in each Participation Loan.

Article VI.
Termination

6.1.         Termination.

This Agreement may be terminated on or at any time prior to the Closing Date, whether before or after approval by the shareholders of Hampshire Bank:

(a)           by the mutual written consent of the parties; or

(b)           by NBT/NBT Bank or Hampshire Bank if there shall have been any material breach of any obligation of NBT or NBT Bank, on the one hand, or Hampshire Bank, on the other hand, and such breach cannot be, or shall not have been, remedied within thirty business (30) days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied; or

(c)           if the Effective Time shall not have occurred prior to June 30, 2012 (or September 30, 2012 if the reason the Effective Time has not occurred is due to the fact that the parties have not received approval from the Regulatory Authorities despite prompt and diligent actions by the parties, or any required waiting period shall have not yet expired or been terminated); provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date; or

(d)           if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted, unless such non-approval or non-consent shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

(e)           by NBT/NBT Bank: (i) if Hampshire Bank fails to hold the Hampshire Bank Shareholder Meeting to vote on the Agreement and the Transactions as set forth in Section 5.11; or (ii) if Hampshire Bank’s board of directors either (x) fails to recommend, or fails to continue its recommendation, that the shareholders of Hampshire Bank vote in favor of the adoption and approval of this Agreement; or (y) modifies, withdraws or changes in any manner adverse to NBT or NBT Bank its recommendation that the shareholders of Hampshire Bank vote in favor of the adoption of this Agreement; or

(f)            by Hampshire Bank, at any time prior to the Hampshire Bank Shareholders Meeting held to vote on the adoption and approval of the Agreement and the Transactions, in order to concurrently enter into an acquisition agreement or similar agreement with respect to a Superior Competing Proposal which has been received by Hampshire Bank and the Hampshire Bank board of directors in compliance with Section 5.10.

6.2.         Effect of Termination.

If this Agreement is terminated pursuant to Section 6.1, this Agreement shall forthwith become void other than (Sections 5.2(c), 6.3, 8.2, 8.3, 8.4, 8.11, 8.12 and 8.13) and there shall be no further liability on the part of NBT, NBT Bank or Hampshire Bank to the other, except for any liability of NBT/NBT Bank or Hampshire Bank under such sections of this Agreement and except for any liability arising out of any willful uncured breach of any covenant or other agreement contained in this Agreement or any breach of a representation or warranty.

6.3.         Termination Fee.

(a)           If NBT/NBT Bank terminates this Agreement (i) under Section 6.1(b) due to an, uncured material breach by Hampshire Bank following an Acquisition Proposal with respect to Hampshire Bank having been publicly announced or otherwise communicated or made known to Hampshire Bank’s board of directors; or (ii) under Section 6.1(e), or if Hampshire Bank terminates this Agreement under Section 6.1(f), by reason of Hampshire Bank having agreed to enter into a Superior Competing Proposal within thirty-five (35) days of the date of this Agreement, Hampshire Bank shall pay NBT a termination fee in an amount equal to $1,050,000(approximately 2.5% of  the Merger Consideration computed as of the date of this Agreement), plus reimbursement for out of pocket expenses, including, without limitation, the professional fees and expenses of legal counsel and  accountants, actually incurred  by NBT, NBT Bank and their Subsidiaries in connection with this Agreement and the Transactions, such costs and expenses not to exceed $250,000.

(b)           If NBT/NBT Bank terminates this Agreement under Section 6.1(f), by reason of Hampshire Bank having agreed to enter into a Superior Competing Proposal after the thirty-fifth (35) day following the date of this Agreement, Hampshire Bank shall pay NBT a termination fee in an amount equal to $2,100,000 (approximately 5.0% of  the Merger Consideration computed as of the date of this Agreement).

(c)           The right to receive payment of a termination fee under Sections 6.3(a) or (b) will constitute the sole and exclusive remedy of NBT, NBT Bank and any of their Subsidiaries against Hampshire Bank and its Subsidiaries and their respective officers and directors with respect to a termination under Sections 6.1(b), (e) or (f) under circumstances resulting in the payment of a termination fee. Under no circumstances shall NBT/NBT Bank be entitled to receive termination fees under both Section 6.3(a) and 6.3(b).

(d)           Amounts payable under this Section 6.3, shall be paid without setoff, by wire transfer of immediately available funds, to an account specified by NBT, not later than three (3) business days following the termination. Hampshire Bank acknowledges that the expense payment and termination fee contained in this Section 6.3 is an integral part of the Transactions and that, without these provisions, NBT and NBT Bank would not enter into this Agreement.

(e)           The parties agree that the termination fee and expense payment provisions of Sections 6.3(a),(b) and (c) are fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of any such termination fee exceeds the maximum amount permitted by Law, then the amount of such termination fee shall be reduced to the maximum amount permitted by Law in the circumstances, as determined by such court of competent jurisdiction.

Article VII.
Conditions

7.1.         Conditions to Hampshire Bank’s Obligations.

The obligations of Hampshire Bank hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Hampshire Bank pursuant to Section 8.6:

(a)           All action required to be taken by or on the part of NBT and NBT Bank to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions shall have been duly and validly taken by NBT and NBT Bank and Hampshire Bank shall have received certified copies of the resolutions evidencing such authorizations;

(b)           The obligations of NBT required by this Agreement to be performed by NBT and NBT Bank at or prior to the Closing Date shall have been duly performed and complied with in all material respects and the representations and warranties of NBT and NBT Bank set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which: (i) specifically relates to an earlier date; or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on the assets, business, financial condition or results of operation of NBT and NBT Bank taken as a whole;

(c)            NBT/NBT Bank and Hampshire Bank shall have received all approvals of Regulatory Authorities of the Merger and all notice and waiting periods required under applicable Law shall have expired or been terminated;

(d)           There shall not be in effect any order, decree or injunction of a Governmental Entity or Regulatory Authority which enjoins or prohibits consummation of the Merger or the Transactions;

(e)            NBT and NBT Bank shall have delivered to Hampshire Bank a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (d) of this Section 7.1 have been satisfied, to the best Knowledge of such president;

(f)            Hampshire Bank shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., reasonably acceptable in form and substance to Hampshire Bank, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 7.1(f), Luse Gorman Pomerenk & Schick, P.C. may require and rely upon customary representations contained in certificates of officers of Hampshire Bank;

(g)           This Agreement shall have been approved in accordance with applicable Law by the holders of the outstanding shares of Hampshire Bank Common Stock entitled to vote thereon;

(h)           NBT shall have provided evidence to Hampshire Bank of satisfactory insurance coverage for the directors and officers of Hampshire Bank as required by Section 5.8(a);

(i)            The shares of NBT Common Stock issued in exchange for shares of Hampshire Bank Common Stock shall be approved for quotation on the NASDAQ Global Select Market; and

(j)             NBT/NBT Bank shall not have suffered any Material Adverse Effect since December 31, 2010.

7.2.         Conditions to NBT’s and NBT Bank’s Obligations.

The obligations of NBT hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by NBT pursuant to Section 8.6:

(a)           All action required to be taken by, or on the part of, Hampshire Bank to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions shall have been duly and validly taken by Hampshire Bank and NBT/NBT Bank shall have received certified copies of the resolutions evidencing such authorizations;

(b)           The obligations of Hampshire Bank required by this Agreement to be performed by Hampshire Bank at or prior to the Closing Date shall have been duly performed and complied with in all material respects and the representations and warranties of Hampshire Bank set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which: (i) specifically relates to an earlier date; or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on the assets, business, financial condition or results of operation of Hampshire Bank taken as a whole;

(c)           NBT/NBT Bank and Hampshire Bank shall have received all approvals of Regulatory Authorities of the Merger and all notice and waiting periods required under applicable Law shall have expired or been terminated;

(d)           There shall not be in effect any order, decree or injunction of a Governmental Entity or Regulatory Authority which enjoins or prohibits consummation of the Merger or the Transactions;

(e)           Hampshire Bank shall have delivered to NBT a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (d) of this Section 7.2 have been satisfied, to the best Knowledge of such president;

(f)            NBT shall have received an opinion of Hinman, Howard & Kattell, LLP, reasonably acceptable in form and substance to NBT, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 7.2(f), Hinman, Howard & Kattell, LLP, may require and rely upon customary representations contained in certificates of officers of NBT and its Subsidiaries;

(g)           No order, decree, memorandum, restriction, or enforcement proceeding to which Hampshire Bank or Hampshire Bank or any of their Affiliates are subject, which have been issued, administered, supervised or prosecuted by any Regulatory Authority, shall be enforced against NBT or NBT Bank as successors by merger;

(h)           Each of Hampshire Bank’s directors shall have executed the Voting and Non-Competition Agreement and Meridian shall have executed the Meridian Voting Agreement;

(i)            The shares of NBT Common Stock issued in exchange for shares of Hampshire Bank Common Stock shall be approved for quotation on the NASDAQ Global Select Market; and

(j)             Hampshire Bank shall not have suffered any Material Adverse Effect since December 31, 2010.

Article VIII.
Other Matters

8.1.         Closing.

The Closing will take place at 10:00 a.m. at the offices of Hinman, Howard & Kattell, LLP, counsel to NBT/NBT Bank, on a date specified by the parties, which shall be no later than ten (10) business days after the satisfaction or waiver of all conditions precedent specified under Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or on such other date, place and time as the parties may agree (the “Closing Date”). Alternatively, the parties may agree that the Closing shall occur without their or their counsel’s physical presence in the same location, through the transmission and execution of documents and instruments using electronic media, including, but not limited to, e mail and telefacsimile. Digital signatures produced by such means shall have the same force and effect as handwritten signatures. If the parties elect to use this method for the Closing, following the Closing, they shall promptly execute handwritten documents and instruments and exchange the signature pages thereof so that each party shall have a complete set(s) of manually signed documents memorializing the Closing.

8.2.         Expenses.

Except as set forth in Section 6.3(c), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Transactions, including fees and expenses of its own financial consultants, accountants and counsel.

8.3.         Survival of Representations, Warranties and Covenants.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to survive or be performed after the Effective Time; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive NBT, NBT Bank or Hampshire Bank (or any director, officer or controlling Person thereof) of any defense in law or equity which otherwise would be available against the claims of any Person, including, without limitation, any shareholder or former shareholder of either NBT, NBT Bank or Hampshire Bank, the aforesaid representations, warranties and covenants being material inducements to the consummation by NBT, NBT Bank and Hampshire Bank of the Transactions.

8.4.         Assignment; Parties in Interest.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Except for the provisions of Article II and Section 5.9, this Agreement is not intended to confer upon any Person, other than the parties hereto and their respective successors, any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

8.5.         Entire Agreement.

This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understandings of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter and is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

8.6.         Amendment, Extension and Waiver.

This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the parties’ shareholders, but, after any such approval, no amendment shall be made which by applicable Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the terms or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.7.         Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), sent by recognized overnight delivery service guaranteeing next day delivery or sent by e-mail with following confirmation copy by any of the foregoing means, addressed as follows:

If to NBT or NBT Bank, to:

NBT Bancorp, Inc.
52 South Broad Street
Norwich, New York  13815
Attention: F. Sheldon Prentice, Esq.
Corporate Senior Vice President, General Counsel, Corporate Secretary
Phone: (607) 337-6530
Fax: (607) 336-6545
Email: SPrentice@nbtbci.com

With a copy to:

Hinman, Howard & Kattell, LLP
106 Corporate Park Drive, Suite 317
White Plains, New York 10604
Attention: Clifford S. Weber, Esq.
Phone: (914) 694-4102
Fax: (914) 694-4510
Email: cweber@hhk.com

If to Hampshire Bank, to:

Hampshire First Bank
80 Canal Street
Manchester, New Hampshire  03101
Attention: Mr. Richard J. Gavegnano, Chairman
Phone: (978) 977-2211
Email: rgavegnano@ebsb.com

With a copy to:

Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW, Suite 780
Washington, D.C. 20015
Attention: Lawrence M.F. Spaccasi, Esq.
Phone: (202) 274-2037
Fax: (202) 202.362.2902
Email: lspaccasi@luselaw.com

Notwithstanding the foregoing, if this Agreement requires the prior consent or approval of NBT Bancorp or NBT Bank to an action to be taken by Hampshire Bank, whether or not this Agreement requires such consent or approval to be in writing, such requirement shall be deemed satisfied if the consent or approval is set forth in an e-mail.

8.8.         Captions and Headings.

The captions and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.9.         Counterparts.

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Electronic, digital and facsimile signatures shall be deemed to be originals.

8.10.       Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

8.11.       Governing Law/Jurisdiction/Venue.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to choice of law provisions thereof, except to the extent that federal Law applies. Any action arising under or concerning this Agreement shall be commenced in a court of competent jurisdiction in the State of New York, and the parties hereby consent to the jurisdiction of such courts.

8.12.       Interpretation.

Each party acknowledges that it has been represented by counsel of its choice in connection with the preparation and negotiation of this Agreement and the Transactions. The parties therefore agree that this Agreement shall not be construed more strictly against or in favor of one party as compared with the other party.

8.13.       Waiver of Jury Trial.

Each party irrevocably waives any and all right to trial by jury with respect to any action, claim or other proceeding arising out of or relating to this Agreement or the Transactions.

[This Page Left Blank Intentionally:
Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

NBT BANCORP, INC.

By:	/s/ Martin A. Dietrich
Martin A. Dietrich
President and Chief Executive Officer

NBT BANK, N.A.

By:	/s/ Martin A. Dietrich
Martin A. Dietrich
President and Chief Executive Officer

HAMPSHIRE FIRST BANK

By:	/s/ Richard J. Gavegnano
Richard J. Gavegnano
Chairman

Exhibit Index

A	Voting and Non-Competition Agreement
B	Voting Agreement

Voting And Non-Competition Agreement

WHEREAS, NBT Bancorp, Inc.(“NBT“), NBT Bank, N.A. (“NBT Bank”) and Hampshire First Bank (“Hampshire Bank”) have entered into an Agreement and Plan of Merger dated as of November 16, 2011 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein: (a) Hampshire Bank  will merge with and into NBT Bank, with NBT Bank surviving the merger (the “Merger”); and (b) shareholders of Hampshire Bank  will receive Merger Consideration, as defined in the Merger Agreement, from NBT in exchange for each share of  Hampshire Bank Common Stock outstanding on the Closing Date; and

WHEREAS, as a condition to its execution and delivery to Hampshire Bank of the Merger Agreement, NBT has requested that the undersigned, being directors of Hampshire Bank (“Hampshire Bank Directors”), execute and deliver to NBT this Voting and Non-Competition  Agreement;

NOW THEREFORE, each of the undersigned, in order to induce NBT and NBT Bank to execute and deliver the Merger Agreement to Hampshire Bank, and intending to be legally bound, hereby agree to the terms and conditions of this Voting and Non-Competition Agreement.

1.             Attendance at Meetings/Voting of Shares

(a)           The Hampshire Bank Directors shall attend and be present, in person or by valid proxy, at all meetings of shareholders of Hampshire Bank called to vote for approval of the Merger so that all shares of Hampshire Bank Common Stock over which the Hampshire Bank Directors or members of their immediate family now have sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares: (i) in favor of approval and adoption of the Merger Agreement and the Transactions (including any amendments or modifications of the terms thereof approved by the Hampshire Bank Directors); and (ii) subject to Section 6 of this Voting and Non-Competition Agreement, against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Hampshire Bank, or any other action that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Hampshire Bank contained in the Merger Agreement. As to immediate family members, the Hampshire Bank Directors will use their best efforts to cause the shares to be present and voted in accordance with (i) and (ii) above.

(b)           The Hampshire Bank Directors will not make any public statements with respect to the Merger contrary to or inconsistent with the statements made by Hampshire Bank in support of the Merger or the Hampshire Bank Board of Directors recommendation to its shareholders to vote in favor of the Merger

2.             No Disposition of Stock

The Hampshire Bank Directors shall not, prior to the meeting at which Hampshire Bank shareholders vote on the Merger Agreement (as such meeting may be adjourned), sell, transfer, gift, assign, encumber, create any third party rights in, or otherwise dispose of any of Hampshire Bank Common Stock except for: (i) transfers by will or operation of Law, in which case this Agreement shall bind the transferee, (ii) transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (iii) transfers pursuant to any pledge agreement existing as of the date of this Voting and Non-Competition Agreement, and (iv) transfers for estate and tax planning purposes, including transfers to lineal descendants or a spouse, or to a trust or other entity for the benefit of one or more of the foregoing persons; provided that in each case  the transferee agrees in writing to be bound by the terms of this Voting and Non-Competition Agreement.

3.             Stock Ownership

As of the date hereof, the number of shares of Hampshire Bank’s Common Stock beneficially owned (as defined under Rule 13d-3 of the Securities Exchange Act of 1934) by each Hampshire Bank Director, excluding shares beneficially owned in a fiduciary capacity, is listed on Exhibit A hereto. These shares are, and any additional shares of Hampshire Bank’s Common Stock acquired by the Hampshire Bank Directors, after the date hereof and prior to the Effective Time will be, owned beneficially by the Hampshire Bank Directors, except as provided by Section 2 of this Voting and Non-Competition Agreement. As of the date hereof, the shares listed on Exhibit A hereto constitute all of the shares of Hampshire Bank Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Hampshire Bank Directors. The Hampshire Bank Directors will have at all times through the Effective Time sufficient rights and powers over the voting and disposition of such shares to comply with their obligations under this Voting and Non-Competition Agreement, except as provided by Section 2 of this Voting and Non-Competition Agreement. The Hampshire Bank Directors have good title to the shares listed on Exhibit A hereto, free and clear of any Liens, and they will have good title to such shares and any additional shares of Hampshire Bank’s Common Stock acquired by them after the date hereof and prior to the Effective Time, free and clear of any Liens.

4.             No Inconsistent Agreements

Except for actions taken in furtherance of this Voting and Non-Competition Agreement, while this Voting and Non-Competition Agreement remains in effect, the Hampshire Bank Directors shall not: (i) enter into any voting agreement or voting trust with respect to shares of Hampshire Bank Common Stock they own beneficially or of record; or (ii) grant any proxy, consent or power of attorney with respect to such shares which would be inconsistent with or violate the terms of this Voting and Non-Competition Agreement..

5.             No Violation

The execution and delivery of this Voting and Non-Competition  Agreement by the Hampshire Bank Directors does not, and their performance of their obligations hereunder will not: (i) to their knowledge, conflict with or violate any Law, applicable to or to which they or any of their assets or properties is bound; or (ii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under, or result in the creation of any Liens on the properties or assets of the Hampshire Bank Directors.

6.             Fiduciary Responsibility and Duties of Hampshire Bank Directors

This Voting and Non-Competition Agreement relates solely to the capacity of the Hampshire Bank Directors as Hampshire Bank shareholders and owners of Hampshire Bank Common Stock and is not in any way intended to affect the exercise of the Hampshire Bank Directors’ responsibilities and fiduciary duties as a director or officer of Hampshire Bank or any of its Affiliates.

7.             Non-Competition

(a)           Beginning at the Effective Time and ending on the second anniversary of the Closing Date (the “Non-Competition Period”), the Hampshire Bank Directors shall not, directly or indirectly, alone or as a partner: (i) serve as an officer, director, owner, trustee, employee or consultant of any Person; or (ii) own, manage, control, operate, or otherwise , materially participate or engage in, any business or other enterprise that maintains a banking office that conducts insured deposit taking activities in the City of Manchester New Hampshire; provided however, this Voting and Non-Competition Agreement shall not prevent any Hampshire Bank Director from: 1) owning an interest in any such Person or enterprise of less than 5% of the equity interests such Person or enterprise or 2) serving as a director, employee, advisor or consultant to East Boston Savings Bank, Meridian Interstate Bancorp, Inc. or Meridian Financial Services, Incorporated or any subsidiary or affiliate  thereof.  .

(b)           During the Non-Competition Period, the Hampshire Bank Directors shall not knowingly or intentionally, directly or indirectly, either for him/her self or any other Person, solicit or induce, or attempt to solicit or induce, any individual who is, at such time, an employee or independent contractor of NBT or NBT Bank to terminate his, her, or its relationship with NBT or NBT Bank or in any way interfere with or disrupt  NBT’s or NBT Bank’s  relationship with any of its employees or independent contractors; provided, however, that the foregoing provision shall not preclude the Hampshire Bank Directors and their Affiliates from: (i) making good faith generalized solicitations for employees through advertisements or search firms and hiring any persons through such solicitations; provided, that the Hampshire Bank Directors and their Affiliates do not encourage or advise such firm to approach any such employee and such searches are not targeted or focused NBT’s  or NBT Bank’s employees, or (ii) responding to or hiring any employee of NBT or NBT Bank  who contacts the Hampshire Bank  Directors or their  Affiliates at his or her own initiative without any prior direct or indirect encouragement or solicitation.

8.            Miscellaneous

a.             Capacity

Each Hampshire Bank Director represents that that he or she has the capacity to enter into this Voting and Non-Competition Agreement and that it is a valid and binding obligation enforceable against him or her in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting creditors' rights and general equitable principles.

b.             Capitalized Terms

Capitalized terms used in this Voting and Non-Competition Agreement shall have the meanings ascribed to them in the Merger Agreement.

c.             Termination

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

d.             Governing Law

This Voting and Non-Competition Agreement shall be construed in accordance with the Laws of the State of New York, without regard to conflict of laws principles except to the extent that federal Law applies.

e.             Counterparts

This Voting and Non-Competition Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Voting and Non-Competition Agreement. Electronic, digital and facsimile signatures shall be deemed to be originals.

The undersigned, constituting all of the Hampshire Bank Directors, intending to be legally bound hereby, have executed this Voting and Non-Competition Agreement as of the date(s) indicated below.

/s/ John H. Hoben	Date	November 16, 2011
John H. Hoben

/s/ Richard J. Gavegnano	Date	November 16, 2011
Richard J. Gavegnano

/s/ Robert A. Cruess	Date	November 16, 2011
Robert A. Cruess

/s/ Richard F. Fernandez	Date	November 16, 2011
Richard F. Fernandez

/s/ John M. Terravecchia	Date	November 16, 2011
John M. Terravecchia

/s/ James P. DelRossi	Date	November 16, 2011
James P. DelRossi

/s/ Edward L. Lynch	Date	November 16, 2011
Edward L. Lynch

/s/ Alyson Pitman Giles	Date	November 16, 2011
Alyson Pitman Giles

/s/ Robert E. Dastin	Date	November 16, 2011
Robert E. Dastin

EXHIBIT A

HAMPSHIRE BANK DIRECTORS' BENEFICIAL STOCK OWNERSHIP
Director	Shares

Total

Voting  Agreement

WHEREAS, NBT Bancorp, Inc.(“NBT“), NBT Bank, N.A. (“NBT Bank”) and Hampshire First Bank (“Hampshire Bank”) have entered into an Agreement and Plan of Merger dated as of November 16, 2011 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein: (a) Hampshire Bank  will merge with and into NBT Bank, with NBT Bank surviving the merger (the “Merger”); and (b) shareholders of Hampshire Bank will receive Merger Consideration, as defined in the Merger Agreement, from NBT in exchange for each share of  Hampshire Bank Common Stock outstanding on the Closing Date; and

WHEREAS, as a condition to its execution and delivery to Hampshire Bank of the Merger Agreement, NBT has requested that Meridian Interstate Bancorp, Inc. being a controlling shareholder of Hampshire Bank (“Meridian”), execute and deliver to NBT this Voting Agreement;

NOW THEREFORE, the undersigned, in order to induce NBT and NBT Bank to execute and deliver the Merger Agreement to Hampshire Bank, and intending to be legally bound, hereby agree to the terms and conditions of this Voting Agreement.

1.             Voting of Shares

(a)           The Meridian shall attend and be present, in person by a duly authorized officer or by valid proxy, at all meetings of shareholders of Hampshire Bank called to vote for approval of the Merger so that all shares of Hampshire Bank Common Stock over which  Meridian now has sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares: (i) in favor of approval and adoption of the Merger Agreement and the Transactions (including any amendments or modifications of the terms thereof approved by Meridian); and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Hampshire Bank, or any other action that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Hampshire Bank contained in the Merger Agreement.

(b)           Meridian will not make any public statements with respect to the Merger contrary to or inconsistent with the statements made by Hampshire Bank in support of the Merger or the Hampshire Bank Board of Directors recommendation to its shareholders to vote in favor of the Merger

2.             No Disposition of Stock

Meridian shall not, prior to the meeting at which Hampshire Bank shareholders vote on the Merger Agreement (as such meeting may be adjourned), sell, transfer, gift, assign, encumber, create any third party rights in, or otherwise dispose of any of Hampshire Bank Common Stock except as may be required by applicable Law.

3.             Stock Ownership

As of the date hereof, the number of shares of Hampshire Bank’s Common Stock beneficially owned (as defined under Rule 13d-3 of the Securities Exchange Act of 1934) by Meridian, excluding shares beneficially owned in a fiduciary capacity, is listed on Exhibit A hereto. These shares are, and any additional shares of Hampshire Bank’s Common Stock acquired by Meridian, after the date hereof and prior to the Effective Time will be, owned beneficially by Meridian. As of the date hereof, the shares listed on Exhibit A hereto constitute all of the shares of Hampshire Bank Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by  Meridian. Meridian will have at all times through the Effective Time sufficient rights and powers over the voting and disposition of such shares to comply with its obligations under this Voting Agreement. Meridian has good title to the shares listed on Exhibit A hereto, free and clear of any Liens, and will have good title to such shares and any additional shares of Hampshire Bank’s Common Stock acquired by them after the date hereof and prior to the Effective Time, free and clear of any Liens.

4.             No Inconsistent Agreements

Except for actions taken in furtherance of this Voting Agreement, while this Voting Agreement remains in effect, Meridian shall not: (i) enter into any voting agreement or voting trust with respect to shares of Hampshire Bank Common Stock it owns beneficially or of record; or (ii) grant any proxy, consent or power of attorney with respect to such shares which would be inconsistent with or violate the terms of this Voting Agreement.

5.             No Violation

The execution and delivery of this Voting  Agreement by Meridian does not, and its performance of  its obligations hereunder will not: (i) to Meridian’s  Knowledge, conflict with or violate any  Law applicable to Meridian or to which Meridian or any of its assets or properties is bound; or (ii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under, or result in the creation of any Liens on the properties or assets of Meridian.

6.             Miscellaneous

a.             Capacity

Meridian represents that that it has the capacity, power and authority to enter into this Voting Agreement and that it is a valid and binding obligation enforceable against Meridian in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

b.             Capitalized Terms

Capitalized terms used in this Voting Agreement shall have the meanings ascribed to them in the Merger Agreement.

c.             Termination

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

d.             Governing Law

This Voting Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles except to the extent that federal Law applies.

e.             Counterparts

This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Voting Agreement. Electronic, digital and facsimile signatures shall be deemed to be originals.

Meridian, intending to be legally bound hereby, has executed this Voting Agreement as of the date(s) indicated below.

MERIDIAN INTERSTATE BANCORP, INC.

By:	/s/ Richard J. Gavegnano
Richard J. Gavegnano